Filed Pursuant to Rule 424(b)(5)

Registration No. 333-294668

PROSPECTUS

$5,000,000,000

FG Nexus Inc.

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Units

We may from time to time offer up to $5,000,000,000 of the securities listed above in one or more offerings in amounts, at prices and on terms determined at the time of such offering or offerings. When we use the term “securities” in this prospectus, we mean any of the securities we may offer with this prospectus, unless we say otherwise.

This prospectus provides you with a general description of the securities and the general manner in which such securities may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus or incorporated into this prospectus by reference. You should read this prospectus and any supplement carefully before you invest. Each prospectus supplement will indicate if the securities offered thereby will be listed or quoted on a securities exchange or quotation system.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. WE STRONGLY RECOMMEND THAT YOU READ CAREFULLY THE RISKS WE DESCRIBE IN THIS PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, AS WELL AS THE RISK FACTORS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS FROM OUR FILINGS MADE WITH THE SECURITIES AND EXCHANGE COMMISSION. SEE “RISK FACTORS” ON PAGE 9 OF THIS PROSPECTUS.

On February 13, 2026 we effected a 1-for-5 reverse split of our Common Stock (the “Reverse Stock Split”). Except as otherwise indicated herein, all share information in this prospectus has been adjusted to reflect the Reverse Stock Split.

Our common stock is listed on the Nasdaq Global Market (“NASDAQ”) under the symbol “FGNX.” On April 9, 2026, the last reported sale price of our common stock was $5.75 per share.

You should carefully read this prospectus, any applicable prospectus supplement and the information described under the headings “Where You Can Find More Information” and “Incorporation by Reference” before you invest in any of these securities. This prospectus may not be used to sell securities in a primary offering by us unless it is accompanied by a prospectus supplement that describes the securities being offered.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities we may be offering or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 10, 2026

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings up to a total dollar amount of $5.0 billion as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized any other person to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

Unless we state otherwise or the context otherwise requires, references in this prospectus to “we,” “our,” “us,” or “the Company” are to FG Nexus Inc., a Nevada corporation, together with our consolidated subsidiaries.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into it contain not only historical information, but also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, forward-looking statements may be made in press releases, orally, at conferences, on the Company’s website, or otherwise, by or on behalf of the Company. Statements that are not historical are forward-looking and reflect expectations for future Company performance. These statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goal,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” These statements involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and are often beyond the Company’s control. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Any statements in this prospectus or incorporated herein by reference that are not based upon historical fact are forward-looking statements and represent our best judgment as to what may occur in the future. Forward-looking statements involve a number of known and unknown risks and uncertainties, including but not limited to those discussed in the “Risk Factors” section contained in Item 1A in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and the following risks and uncertainties, without limitation: the Company’s ability to execute its business plans which are contemplated to include increasing the Company’s scale through acquisition, fluctuations in the market price of ETH and other digital assets and any associated mark to market charges that the Company may incur as a result of a decrease in the market price of ETH below the value at which the Company’s ETH are carried on its balance sheet, changes in the accounting treatment relating to the Company’s ETH holdings, the Company’s ability to achieve profitable operations, government regulation of digital assets, changes in securities laws or regulations such as accounting rules as discussed below, customer acceptance of new products and services including the Company’s real world tokenization and ETH treasury strategies, general conditions in the global economy; risks associated with operating in the merchant banking industry; risks of not being able to execute on our asset management strategy and potential loss of value of our holdings; risk of becoming an investment company; fluctuations in our short-term results as we implement our business strategies; risks of not being able to attract and retain qualified management and personnel to implement and execute on our business and growth strategy; failure of our information technology systems, data breaches and cyber-attacks; our ability to establish and maintain an effective system of internal controls; the requirements of being a public company and losing our status as a smaller reporting company or becoming an accelerated filer; any potential conflicts of interest between us and our controlling stockholders and different interests of controlling stockholders; and potential conflicts of interest between us and our directors and executive officers.

Although we believe the expectations reflected in our forward-looking statements are reasonable, in reading this prospectus and the documents incorporated into this prospectus by reference, you should consider the factors discussed under the heading “Risk Factors” contained in this prospectus in evaluating any; forward-looking statements and you are cautioned not to place undue reliance on any forward-looking statements. Each forward-looking statement is made and applies only as of the date of the particular statement, and we are not obligated to update, withdraw, or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should consider these risks when reading any forward-looking statements. All forward-looking statements attributed or attributable to us or to persons acting on our behalf are expressly qualified in their entirety by this section entitled “Cautionary Statement Regarding Forward-Looking Statements.

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FG NEXUS INC.

FG Nexus Inc. is a holding company incorporated in the state of Nevada. On December 9, 2022, the Company completed its reincorporation from a Delaware corporation to a Nevada corporation. On September 5, 2025, the Company changed its name from “Fundamental Global Inc.” to “FG Nexus Inc.” Our common stock and Series A Preferred Stock are currently listed on Nasdaq under the symbols “FGNX” and “FGNXP,” respectively.

The Company currently conducts business through our two primary operating segments, digital assets and merchant banking.

Overview and Business Operations

We currently have two primary operating segments, digital assets and merchant banking.

Digital Assets

Following the private placement in July 2025, the Company transitioned its operations to focus primarily on operating as a digital asset treasury focused on ETH and tokenization opportunities, particularly the tokenization of real-world assets. Ethereum and other Ether related digital assets serve as our primary treasury assets, Ethereum is the foundation of digital finance and settlement layer for the majority of stablecoins, Decentralized Finance (DeFi), and tokenized assets. ETH is the native token of the Ethereum network, which we purchased ETH as our initial treasury asset following the private placement.

Our treasury strategy is focused on commercializing and expanding the tokenization of real-world assets, potentially including affordable housing, reinsurance, real estate and other asset classes. As of December 31, 2025, our digital asset portfolio included 40,093 ETH, with an estimated fair value of $119.4 million. As of April 6, 2026, our digital asset portfolio had expanded and was comprised of a combination of ETH and wrapped staked ETH (“WSETH”), with an estimated combined fair value of approximately $63.4 million.

We utilize third-party custodians, including Anchorage Digital Bank N.A., a national trust bank regulated by the Office of the Controller of the Currency (“Anchorage”) and BitGo Trust Company, Inc., a South Dakota Trust chartered under the South Dakota Consolidated Laws and is supervised by the South Dakota Division of Banking (“BitGo”), as well as third-party treasury management services including Galaxy Digital (as defined below) to facilitate our treasury strategies.

Merchant Banking

Merchant banking services include various strategic, administrative, and regulatory support services to newly formed SPACs (our SPAC platform). Additionally, the Company co-founded a partnership, FG Merchant Partners, LP (“FGMP”), formerly known as FG SPAC Partners, LP, to participate as a co-sponsor for newly formed SPACs and other merchant banking clients.

In addition, our merchant banking division has facilitated the launch of several new companies, including FG Communities, Inc. (“FGC”), a self-managed real estate company focused on a growing portfolio of manufactured housing communities which are owned and operated by FGC, and Craveworthy LLC (“Craveworthy”), an innovative fast casual restaurant platform company.

Discontinued Operations

We operated a reinsurance business, which has been classified as assets held for sale since as of December 31, 2024. We sold a portion of our reinsurance business in the first half of 2025 and sold the remaining portion of the reinsurance business in early 2026.

Our former wholly-owned subsidiary and managed services business, Strong Technical Services (“STS”), a leader in the entertainment industry providing mission critical products and services to cinema exhibitors and entertainment venues for over 90 years was transferred to the CVR Trust, as defined below, in August 2025. STS provides comprehensive managed service offerings including remote network operating center support, on-site field service, content delivery, installation and other services designed to support cinema and entertainment operators.

We previously operated Strong Studios, Inc. and Strong/MDI Screen Systems, Inc. Those business units were sold in 2024 and are no longer part of our operations as of December 31, 2025.

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Background on Digital Assets and Ethereum

Ethereum is an open-source, decentralized blockchain that went live on July 30, 2015; its native digital asset, ether (“ETH”), is required to pay transaction fees and for computation on the network (often called “gas,” commonly quoted in gwei, where 10^9 gwei = 1 ETH). The Ethereum network’s software is maintained by multiple independent client teams and upgraded through the public Ethereum Improvement Proposal (“EIP”) process; developers publish proposed changes in the open, and upgrades are only activated if node operators and validators voluntarily download and run client releases implementing them—no single entity controls the protocol. In practice, community consensus among client teams, researchers, node operators, validators, application developers and users drive adoption of upgrades; updates are not “automatically” adopted and take effect only to the extent validators and nodes choose to run the new code.

At genesis, 72.0 million ETH were created and distributed as follows: 60.0 million ETH (≈83.33%) sold to the public in a 2014 crowd sale; 6.0 million ETH (≈8.33%) to the Ethereum Foundation; 3.0 million ETH (≈4.17%) to developers; and 3.0 million ETH (≈4.17%) to a developer purchase program. Subsequent supply growth was originally driven by issuance to miners under proof-of-work; in August 2021, the EIP-1559 upgrade introduced a protocol-set base fee that is burned (permanently removed from supply) plus a separate priority fee (tip) to compensate block producers. On September 15, 2022, Ethereum completed “the Merge,” transitioning to proof-of-stake, under which validators stake ETH (a full validator currently requires a 32-ETH deposit) to propose and attest to blocks and earn protocol rewards, subject to penalties and potential slashing (loss of a portion of staked ETH) for malicious behavior or certain faults. On March 13, 2024, the Dencun upgrade (including EIP-4844) added “blob” data space intended to reduce data costs for Layer-2 rollups that settle to Ethereum, improving throughput economics for those systems.

ETH serves as: (i) gas to pay for transactions and smart-contract computation on the base layer (the required base fee is burned; users may add a priority tip); (ii) economic security for the network via staking by validators; and (iii) widely used collateral and medium of exchange across decentralized finance (“DeFi”) applications and for purchasing or minting non-fungible tokens (“NFTs”) on Ethereum.

ETH does not have a fixed maximum supply under the protocol; net supply varies over time based on issuance (primarily to validators) less burns under EIP-1559, and has at times been net-inflationary and at other times net-deflationary depending on network activity. As of April 6, 2026, ETH’s circulating supply was approximately 121 million ETH. ETH’s market capitalization was approximately $254 billion; 24-hour spot trading volume was approximately $19 billion; and 30-day cumulative spot volume was approximately $820 billion, implying a 30-day average daily volume of about $27 billion/day; figures are sourced from a widely used third-party aggregator and are volatile.

Ethereum’s base-layer protocol is open-source and developed through the EIP process (see EIP-1), with public discussion and review among core developers, independent client teams, researchers, node operators, validators, and users; upgrades are implemented in client software and become effective on-chain only as operators and validators elect to run the upgraded clients. This decentralized, opt-in governance model means no central authority can unilaterally impose changes to the network. Of additional note, transaction fees on Ethereum are only payable in ETH, and gas prices are often quoted in gwei (1 ETH = 1,000,000,000 gwei). Staking exposes validators to potential slashing penalties (e.g., for double-signing or extended downtime) under protocol rules.

During 2025, we staked a portion of our ETH to generate yield, however, all of our ETH is currently not staked in order to maximize operational flexibility and liquidity. Staking rewards are issued natively by the Ethereum protocol and are deposited into our custodial wallet in the form of additional ETH. Reward amounts are determined based on the staked amount, validator performance (particularly uptime and attestation accuracy), overall network participation, and the protocol’s random selection process for block proposals.

When we do stake our ETH, it is staked directly in the Ethereum protocol through institutional-grade validator infrastructure, participating in both block validation and attestations to secure the network and support consensus. We earn rewards denominated in ETH for these activities.

In addition to direct staking, we continue to evaluate yield-generation strategies, which may include leveraging institutional lending desks (e.g. Galaxy), liquid staking, re-staking mechanisms, wrapped instruments and utilizing other vetted institutional managers. During the first quarter of 2026, for example, we purchased WSETH which is intended to provide additional yield enhancement while maintaining flexibility and liquidity.

Agreements with Custodians

Our ETH is currently held with two institutional custodian platforms, pursuant to written agreements, which include Anchorage and BitGo. All of our digital assets are in proprietary cold storage solutions at Anchorage and BitGo.

We maintain internal controls requiring multiple levels of approval for access, initiation and approval of all transactions related to those assets. We also monitor and evaluate the internal controls of our third-party custodians, whose control environments and control procedures are subject to external audits. One element of our control procedures includes obtaining and evaluating the SOC-1 and SOC-2 reports issued by the custodians’ external auditors.

Our digital assets held by the custodians are fully segregated on-chain accounts, and as such they are not comingled with any of the custodians’ clients, or the custodians’ own balance sheet assets. Only we and our asset manager, Galaxy Digital (as defined below), have access to our ETH held by the custodians. Our custodians maintain insurance policies ranging from $100 million to $250 million for loss of property due to theft, robbery or burglary, as well as third-party computer and funds transfer fraud. However it is unlikely any form of insurance would cover 100% of our loss in the event of a total loss scenario. Our digital assets held by the custodians are not accessible by the custodians’ creditors and would never be used in the case of insolvency. As regulated entities, in the unlikely event of a custodian’s insolvency, the custodian would be liquidated by its regulator who would protect assets designated for the benefit of customers. Our digital assets are held by the custodians, such that our assets are our assets and not the assets of the custodian. Each of our custodial agreements are for a term of 1 year, with an automatic renewal if the agreement is not terminated in advance of the ending of the initial term of the agreements.

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Galaxy Asset Management Agreement

We entered into an Asset Management Agreement, dated July 23, 2025 (the “Asset Management Agreement”) with Galaxy Digital Capital Management LP (“Galaxy Digital”). Galaxy Digital shall provide discretionary investment management services with respect to, among other assets (including without limitation certain subsequently raised funds), our proceeds from the Private Placement Offering (the “Account Assets”) in accordance with the terms of the Asset Management Agreement. Galaxy Digital will pursue a long-only investment strategy investing in ETH only, which strategy may include staking, restaking and liquid staking ETH to improve returns (the “ETH Strategy”). The ETH Strategy (and its risk-adjusted returns) will be overseen by our designated authorized persons. The custodian under the Asset Management Agreements will consist of Anchorage, BitGo and potentially other cryptocurrency custodians agreed to by us and Galaxy Digital.

The Company shall pay Galaxy Digital a tiered asset-based fee (the “Asset-based Fee”) ranging from 0.75% to 1.25% per annum of the Galaxy Digital’s Account Assets under management; provided, however, that the minimum Asset-based Fee payable to Galaxy Digital in any given month shall be $83,333.33 ($1 million per annum). However, the Company and Galaxy Digital have agreed to eliminate the minimum fee from December 1, 2025 until a future date to be mutually agreed to by the parties. The parties agree to revisit the appropriateness of the minimum fee based on the current scale and level of digital assets held by the Company. We expect, but cannot provide assurance, that we will eliminate or significantly reduce the contractual minimum fee based on the level of digital assets held and services provided.

The Asset Management Agreement was effective on July 23, 2025 and will, unless early terminated in accordance with the provisions of the Asset Management Agreement, continue in effect until the July 23, 2028, and, unless terminated in accordance with its terms, shall thereafter continue for successive one-year renewal periods upon the mutual agreement of the Galaxy Digital and us (each, a “Renewal Period”, and the period during which this Agreement is in effect, the “Term”). This Asset Management Agreement may be terminated at any time for Cause by us or Galaxy Digital upon at least thirty (30) days prior written notice to the other Party. In addition, at any time after the date that is three years after the Effective Date, this Agreement may be terminated at any time by us, by providing 90 days’ written notice to Galaxy Digital. The Asset Management Agreement defines the term “Cause” as (i) with respect to the Galaxy Digital, (a)(1) fraud, (2) material breach of its obligations under this Agreement, or (3) any action or omission constituting gross negligence in performing its obligations under this Agreement; provided, that Galaxy Digital shall have a cure period of thirty (30) days following notice of an occurrence of (1) or (2) if such breach, action or omission, as applicable is curable), (b) an act of insolvency, as defined in the Asset Management Agreement, occurring with respect to the Galaxy Digital; provided that an act of insolvency shall not be deemed to occur if Galaxy Digital assigns its obligations under this Agreement to an affiliate that is not subject to an Act of Insolvency, and (c) is dissolved; provided that such dissolution shall not be deemed to occur if the Galaxy Digital assigns its obligations under this Agreement to an affiliate that is not subject to dissolution; and (ii) with respect to us (a) a material breach by us of our obligations under the Asset Management Agreement (provided, that we shall have a cure period of thirty (30) days following notice of breach in the case of any such breach that is susceptible of cure) or (b) it becomes unlawful under any applicable law (as determined by Galaxy Digital in its sole discretion) for Galaxy Digital to perform its obligations under the Asset Management Agreement, in which case Galaxy Digital may immediately suspend its performance of all obligations under this Agreement and may terminate the Asset Management Agreement with three days prior written notice. Termination shall not affect liabilities or obligations incurred or arising from transactions initiated under the Asset Management Agreement prior to such termination, including the provisions regarding arbitration, which shall survive any expiration or termination of the Asset Management Agreement.

Human Capital Resources

We employed 15 persons at December 31, 2025, all of which were full-time. We are not a party to any collective bargaining agreement.

We believe we comply with all applicable provincial, state, local and applicable international laws governing nondiscrimination in employment in every location in which we operate. All applicants and employees are treated with the same high level of respect regardless of their gender, ethnicity, religion, national origin, age, marital status, political affiliation, sexual orientation, gender identity, disability or protected veteran status. We continue to monitor our demand for skilled and unskilled labor and provide training and competitive compensation packages in an effort to attract and retain skilled employees.

Recent Developments and Transactions

Reverse Stock Split

On February 10, 2026 we filed a certificate of amendment (the “Amendment”) to our to our amended and restated articles of incorporation to effect a 1-for-5 reverse split of our Common Stock (the “Reverse Stock Split”). The Amendment was effective at 9:30am ET on February 13, 2026. and our Common Stock began trading on a split-adjusted basis at the commencement of trading on the same day. No fractional shares were issued in connection with the Reverse Stock Split, rather stockholders who would have otherwise received fractional shares received cash payments in lieu of such fractional shares. After the Reverse Stock Split, the Company had 6,555,124 shares of Common Stock outstanding. All equity awards outstanding immediately prior to the Reverse Stock Split were adjusted to reflect the Reverse Stock Split. The Amendment also reduced the authorized shares of our Common Stock from 900,000,000,000 shares to 180,000,000,000 shares.

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Letter of Intent to Sell Quebec Real Estate

In October 2025, we signed a non-binding letter of intent to sell our Quebec property for $15.0 million CAD, or approximately $11.0 million USD. Following repayment of the existing installment loan, the transaction is expected to generate approximately $8.0-$9.0 million USD in net pretax proceeds. The letter of intent does not constitute a binding agreement, and there can be no assurance that a definitive sale agreement will be reached or that the transaction will be completed. The transaction, if completed, is expected to close during the first half of 2026, subject to the execution of definitive agreements, completion of due diligence, and satisfaction of customary closing conditions.

Agreement to Sell Reinsurance Business

We operated a reinsurance business, which has been classified as assets held for sale since December 31, 2024. We sold a portion of our reinsurance business in the first half of 2025. On January 2, 2026, we consummated the initial closing (the “First Closing”) of the transaction contemplated by a transaction agreement (the “Transaction Agreement”), initially dated June 27, 2025 and ultimately executed and delivered on October 22, 2025, by and among FG Reinsurance Holdings, LLC, a wholly owned subsidiary of the Company, (“FGRH”), Thomas Heise, FG RE Corporate Member Limited, a company incorporated and registered in England and Wales, FG Reinsurance Ltd., a Cayman Islands limited liability company, (“FG Re”), and a reinsurance investor (the “Reinsurance Investor”), which provided for the sale by FGRH of 100% of the equity of FG Re and FG Solutions Ltd. a Bermuda service company (“FG Solutions”) (FG Solutions collectively with FG Re the “FG Reinsurance Division”) to Thomas Heise. On September 16, 2025, Thomas Heise assigned all of his rights and obligations under the Transaction Agreement to Devondale Holdings, LLC (“Devondale”).

At the First Closing, in accordance with the terms of the Transaction Agreement, the Company completed the sale of the equity of FG Re and FG Solutions to Devondale in exchange for (1) the release of $3.3 million of collateral that FGRH had posted in connection with certain reinsurance contracts of the FG Reinsurance Division; and (2) 40% of the Class A voting units of Devondale (collectively the “Consideration”). Pursuant to the Transaction Agreement, FGRH agreed to leave $1.3 million in cash in FG Re in exchange for a promissory note in the amount of $1.3 million that accrues interest at a rate of 6% per annum with all principal and accrued interest due and payable on June 30, 2027.

An additional closing occurred on March 23, 2026, whereby Saltire Capital Ltd, a company traded on the Toronto Stock Exchange, through one of its subsidiaries (“Saltire”) advanced Devondale $1.0 million and Devondale tendered its $1.0 million cash payment to FGRH. In exchange for the $1.0 million Devondale delivered to Saltire (1) a promissory note in the amount of $1.0 million that accrues interest with principal and interest, based on a 5-year amortization schedule commencing on September 30, 2027, with a balloon payment of all remaining principal and accrued interest on June 30, 2030, and (2) 40% of the Class A voting units of Devondale. Devondale’s obligation to make a cash payment of $1.0 million to FGRH is set forth in the agreement, dated October 25, 2025, by and between FGRH, Thomas Heise and Devondale (the “October 25, 2025 Agreement”).

Loan Agreement

On October 29, 2025, the Company entered into a master digital currency loan agreement (the “MLA”) with [*] (the “Lender”). Pursuant to the MLA the Company may deliver to Lender a lending request for a borrowed asset from the Lender. If Lender agrees to make a loan (each a “Loan”), then the Lender shall transmit to the Company either (a) digital currency to the Company’s digital currency address or (b) cash via the Company’s wire instructions. The specific and final terms of a Loan shall be memorialized in a loan term sheet (the “Loan Term Sheet”). In the event of any conflict of the terms between the MLA and the terms of the applicable Loan Term Sheet, the terms of the relevant Loan Term Sheet shall govern. All Loans under the MLA are callable by Lender and may be pre-paid by the Company. Loans under the MLA shall terminate upon the maturity date or the exercise by the Company or the Lender of the callable option. The MLA requires that the Company provide collateral for all Loans in an amount to be agreed upon by the Company and the Lender as set forth in the applicable Loan Term Sheet. The Company’s collateral for a Loan is subject to margin calls and fees, the particulars of which are delineated in the applicable Loan Term Sheet.

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In connection with the MLA, the Company entered into an account control agreement, dated October 29, 2025 (the “ACA”) by and between [*] (the “Custodian”), the Company and the Lender. The Company maintains some of its ETH holdings with the Custodian. The ACA provides the Custodian will acknowledge the MLA between the Company and Lender and that the Custodian will recognize that the Lender may have a security interest in certain assets of the Company maintained at Custodian.

On October 30, 2025, the Company and Lender executed a Loan Term Sheet (the “October 2025 LTS”). The October 2025 LTS provided for a $10.0 million loan with a fee of 7.9% (the “October Loan”). The October Loan was repaid in December 2025. The collateral for the October Loan was Staked ETH and the Initial Collateral Level was 170%. The margin call rate was 140%. The October 2025 LTS also provided that the following additional terms shall also apply to the October Loan: (a) post-default hedging costs and (b) certain additional remedies in the event of a default under the MLA.

Share Repurchase Programs

In September 2025, our Board adopted a share repurchase program to acquire up to $200 million of our outstanding Common Stock (the “Common Stock Repurchase Program”). The Common Stock Repurchase Program, which is open-ended, allows us to repurchase our Common Stock from time to time in the open market and in negotiated transactions. Any repurchases conducted pursuant to the Common Stock Repurchase Program will be in accordance with Rule 10b-18 of the Exchange Act and will be made in accordance with applicable laws and regulations in effect from time to time. Subject to applicable rules and regulations, the shares of common stock may be purchased from time to time in the open market transactions and in amounts as we deem appropriate, based on factors such as market conditions, legal requirements, and other business considerations. Commencing on October 23, 2025, and through April 6, 2026, we have purchased a total of approximately 2.2 million shares of our Common Stock at a total cost (including commissions) of approximately $34.9 million. Through April 6, 2026, we have repurchased approximately 25.8% of our Common Stock outstanding immediately prior to implementation of the program. All shares repurchased under the Common Stock Repurchase Program are recorded as treasury stock.

In December 2025, our Board approved a preferred share repurchase program to acquire up to 894,580 shares of our outstanding Series A Preferred Stock (the “Preferred Share Repurchase Program”). The Preferred Share Repurchase Program, which is open-ended, allows the Company to repurchase its preferred shares from time to time in the open market and in negotiated transactions. Any repurchases conducted pursuant to the Preferred Share Repurchase Program will be in accordance with Rule 10b-18 of the Exchange Act and will be made in accordance with applicable laws and regulations in effect from time to time. Commencing on December 12, 2025 and through April 6, 2026, we have purchased approximately 220 thousand shares of our Series A Preferred Stock at a total cost (including commissions) of approximately $5.5 million. Through April 6, 2026, we have repurchased approximately 24.6% of our Series A Preferred Stock outstanding immediately prior to implementation of the program. All repurchased Series A Preferred Stock are recorded as a reduction to the liquidation value of the Preferred Stock.

ATM Offering

On August 7, 2025, we entered into a Sales Agreement (the “Sales Agreement”) with ThinkEquity LLC (the “Sales Agent”), pursuant to which we may offer and sell, from time to time through the Sales Agent, up to such number or dollar amount of shares that would not (a) exceed the number or dollar amount of shares of Common Stock registered on the effective registration statement pursuant to which the offering is being made, (b) exceed the number of authorized but unissued shares of Common Stock (less shares of Common Stock issuable upon exercise, conversion or exchange of any outstanding securities of the Company or otherwise reserved from our authorized capital stock), (c) exceed the number or dollar amount of shares of Common Stock permitted to be sold under Form S-3 or (d) exceed the number or dollar amount of shares of Common Stock for which the Company has filed a Prospectus Supplement (defined below) (the lesser of (a), (b), (c) and (d), the “Shares”) of our Common Stock, subject to the terms and conditions of the Sales Agreement. Under the Sales Agreement, the Sales Agent may sell the Shares in sales deemed to be an “at-the-market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on or through The Nasdaq Global Market or any other existing trading market for the Common Stock, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or any other method permitted by law. We may instruct the Sales Agent not to sell the Shares if the sales cannot be effected at or above the price designated by us from time to time. Through December 31, 2025, we sold a total of approximately 0.4 million shares of Common Stock pursuant to the Sales Agreement, which generated gross proceeds of approximately $15.5 million, or approximately $14.1 million after offering costs. As of October 13, 2025, we suspended the ATM. While we plan to reinstate the ATM and to sell additional Shares, the reinstatement of the ATM has not yet occurred.

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Private Placement Offering

In July 2025, we entered into securities purchase agreement with certain accredited investors (the “Purchasers”) pursuant to which we agreed to sell and issue to the Purchasers in a private placement offering (the “Private Placement Offering”) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to an aggregate of 8.0 million shares (the “Pre-Funded Warrant Shares,”) of our Common Stock at an offering price of $25.00 per Pre-Funded Warrant payable at the option of the Purchaser in cash, Bitcoin, USDC or ETH. The Private Placement Offering closed in August 2025, and we received gross cash proceeds of approximately $176.0 million, or $168.6 million after offering costs, and cryptocurrency totaling approximately $24.0 million. Upon the effectiveness of the September Charter Amendment (as defined below), approximately 6.8 million Pre-Funded Warrants automatically converted into shares of our Common Stock. As of December 31, 2025, all Pre-Funded Warrants have been converted into our Common Stock.

September and October 2025 Charter Amendments

As approved by a majority of our stockholders by written consent, dated July 23, 2025, we filed a certificate of amendment to our amended and restated articles of incorporation with the Nevada Secretary of State on September 5, 2025 to (i) increase the total number of authorized shares of Common Stock from 0.8 million to 200.0 million, (ii) increase the total number of authorized shares of preferred stock, par value $.001 per share (the “Undesignated Preferred Stock”) from 100.0 million to 500.0 million, (iii) increase the total number of authorized shares of 8% cumulative preferred stock, Series A (the “Series A Preferred Stock”) from 1.0 million to 15.0 million and (iv) change the name of the Company to “FG Nexus Inc.” (the “September Charter Amendment”). The September Charter Amendment was declared effective on September 5, 2025.

A majority of our stockholders approved, by written consent dated September 4, 2025, a certificate of amendment to our amended and restated articles of incorporation to (a) increase the total number of authorized shares of Common Stock from 200.0 million shares to 180.0 billion shares and the total number of authorized shares of preferred stock from 500.0 million shares to 100.0 billion shares (collectively, the “Preferred Stock”), of which (i) 10.0 billion shares of Preferred Stock (increased from 15.0 million) are designated 8% cumulative preferred stock, Series A, par value $25.00 (the “Series A Preferred Stock”), and (ii) 90.0 billion shares of Preferred Stock (increased from 485.0 million shares) are undesignated preferred stock, par value $0.001 per share (the “Undesignated Preferred Stock”), (b) require that certain “Concurrent Jurisdiction Actions” and “Internal Actions” (as such terms are defined in NRS 78.046, collectively, the “Internal Actions”) must be brought solely or exclusively in the Eighth Judicial District Court of Clark County in the State of Nevada and that such Internal Actions should be tried before a judge rather than a jury, in accordance with NRS 78.046(4); (c) clarify that any change of the Company’s name shall not require consent of the Company’s stockholders, in accordance with NRS 78.390(8); (d) have the Company “opt out” of the interested stockholder combination provisions set forth in NRS Sections 78.411 to 78.444, inclusive; and (e) have the Company “opt out” of the control share provisions set forth in NRS Sections 78.378 to 78.3793, inclusive (the “Additional Charter Amendment”). In connection with the Additional Charter Amendment, we also amended our By-laws to clarify the applicable voting thresholds for proposed amendments to the By-Laws. The Additional Charter Amendment was filed with and declared effective by the Secretary of State of the State of Nevada, on October 7, 2025.

Asset Transfer and CVR Trust

In August 2025, in connection with the Private Placement Offering and the launch of our treasury strategy, we transferred a significant portion of our legacy assets (the “Asset Transfer”) to a trust (the “CVR Trust”) established in connection with the creation of contingent value rights (“CVRs”) for the benefit of our stockholders as of August 8, 2025. We distributed the CVRs prior to the effectiveness of the September Charter Amendment and the exercise of any of the Pre-Funded Warrants sold in the Private Placement Offering. The CVRs represent the contractual right to receive a pro rata portion of the net proceeds received by the CVR Trust upon the future disposition, if any, of the assets transferred to the CVR Trust by the Company.

Corporate Information

Our principal executive offices are located at 6408 Bannington Road, Charlotte, North Carolina 28226, and our telephone number at this address is (704) 994-8279. Our website is www.fgnexus.io. Information contained on, or that may be accessible through, our website is not a part of, and is not incorporated into, this prospectus.

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RISK FACTORS

Risks Related to this Offering and our Common Stock

The price of our Common Stock has and may continue to fluctuate significantly, and this may make it difficult for you to resell shares of Common Stock owned by you at times or at prices you find attractive.

The trading price of our Common Stock has fluctuated widely and may continue to fluctuate widely as a result of a number of factors, many of which are outside our control. Since January 2025 to the date hereof, our Common Stock has traded at prices as low as $4.18 per share and as high as $206.25 per share. This volatility may affect the price at which you could sell the shares of our Common Stock, and the sale of substantial amounts of our Common Stock could adversely affect the price of our Common Stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors.

As a result, you may not be able to sell your shares of Common Stock at or above the price at which you purchase them. In addition, the stock market in general, and Nasdaq and the stock of digital asset and blockchain technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our Common Stock, regardless of our actual operating performance.

Our share price may be volatile and could decline substantially, and could also subject us to securities class action litigation and result in substantial losses for our stockholders.

The market price of our Common Stock could be subject to significant fluctuations due to changes in sentiment in the market regarding our operations or business prospects. Many factors may cause the market price for our Common Stock to decline, including:

●	shortfalls in revenues, cash flows or continued losses from operations;
●	our failure to effectively compete in the insurance and reinsurance industries;
●	our inability to carry out our investment and investment management strategy;
●	potential losses from our investments in special purpose acquisition companies;
●	government action or regulation; and
●	unfavorable outcomes from litigation.

In addition, the stock market experiences extreme fluctuations in price and volume that particularly affect the market price of shares of companies like ours. These price and volume fluctuations are often unrelated or disproportionate to the operating performance of the affected companies. Because of this volatility, we may fail to meet the expectations of our stockholders or of securities analysts, and our stock price could decline as a result. Declines in our stock price for any reason, as well as broad-based market fluctuations or fluctuations related to our financial results or other developments, may adversely affect your ability to sell your shares at a price equal to or above the price at which you purchased them. Decreases in the price of our Common Stock may also lead to de-listing of our Common Stock. Finally, fluctuations in price and volume could subject us to securities class action litigation, which could result in substantial costs and divert our management’s attention from other business concerns, which could potentially harm our business. As a result of this volatility, our stockholders may not be able to sell their shares of our Common Stock at or above the price at which they purchased their shares of our Common Stock.

Any resales or future sales of our Common Stock may depress our stock price and our ability to raise funds in new stock offerings.

Resales of our Common Stock on the public market could lower the market price of the Common Stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable, or at all. We cannot predict the number of these shares that might be resold or the effect that future sales of shares of Common Stock would have on the market price of the Common Stock.

Sales of a substantial number of shares of our Common Stock or the perception that such sales may occur, may adversely impact the price of our Common Stock.

We have registered for resale 8,000,000 shares of our Common Stock pursuant to the Purchase Agreement to fulfill our contractual obligations under the Registration Rights Agreement. Sales of a substantial number of shares of our Common Stock in the public markets, or the perception that such sales could occur, could depress the market price of our Common Stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict if and when the selling stockholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional shares of our Common Stock or other equity or debt securities exercisable for, or convertible into, shares of our Common Stock. Any such issuances could result in substantial dilution to our existing stockholders and could cause our stock price to decline.

We will require additional funding through further issuances of our Common Stock or other securities, in which you may experience future dilution as a result of future equity offerings.

To raise additional capital, we expect in the future to offer additional shares of Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share in this offering. Future sales of such securities or our Common Stock could adversely affect the prevailing market price of our Common Stock and our ability to raise capital in the future and may cause you to incur additional dilution. We may sell Common Stock or other securities in any an offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of Common Stock, or securities convertible or exchangeable into Common Stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

Because we do not currently intend to pay cash dividends on our Common Stock, stockholders will primarily benefit from an investment in our stock only if it appreciates in value.

We do not anticipate declaring or paying any cash dividends on our shares of Common Stock. We currently intend to retain all future earnings, if any, for use in the operations and expansion of the business. As a result, we do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends or non-cash dividends will be at the discretion of our board of directors and will depend on factors the board of directors deems relevant, including among others, our results of operations, financial condition and cash requirements, business prospects, and the terms of any of our financing arrangements. Accordingly, realization of a gain on stockholders’ investments will primarily depend on the appreciation of the price of our stock. There is no guarantee that our stock will appreciate in value.

If securities analysts do not publish research or reports about our business or if they publish negative, or inaccurate, evaluations of our Common Stock, the price of our stock and trading volume could decline.

The trading market for our Common Stock may be impacted, in part, by the research and reports that securities or industry analysts publish about us or our business. There can be no assurance that analysts will cover us, continue to cover us or provide favorable coverage. If one or more analysts downgrade our Common Stock or change their opinion of our Common Stock, our share price may decline. In addition, if one or more analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

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Risks Related to Cryptocurrencies

The further development and acceptance of cryptocurrency networks, including the ETH network, which represent a relatively new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of cryptocurrency networks, including the ETH network, may adversely affect an investment in the Company.

Cryptocurrency such as ETH may be used, among other things, to buy and sell goods and services or to transfer and store value by users. The cryptocurrency networks are a new and rapidly evolving industry of which the ETH network is a prominent, but not unique, part. The growth of the cryptocurrency industry in general, and the ETH network in particular, is subject to a high degree of uncertainty. The factors affecting the further development of the cryptocurrency industry, as well as the ETH network, include:

●	continued worldwide growth in the adoption and use of ETH and other cryptocurrencies, including those competitive with ETH;
●	government and quasi-government regulation of ETH and other cryptocurrencies and their use, or restrictions on or regulation of access to and operation of the ETH network or similar cryptocurrency systems;
●	the maintenance and development of the open-source software protocol of the ETH network;
●	changes in consumer demographics and public tastes and preferences;
●	the availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies; and
●	general economic conditions and the regulatory environment relating to cryptocurrencies and cryptocurrency service providers.

A decline in the popularity or acceptance of the ETH network and other cryptocurrency networks may harm the price of our Common Stock. There is no assurance that the ETH network, or the service providers necessary to accommodate it, will continue in existence or grow. Furthermore, there is no assurance that the availability of and access to cryptocurrency service providers will not be negatively affected by government regulation or supply and demand of ETH.

The digital asset trading platforms on which cryptocurrency trades are relatively new and largely unregulated or may not be complying with existing regulations.

Cryptocurrency markets, including the spot market for ETH, are growing rapidly. The digital asset trading platforms through which ETH and other cryptocurrencies trade are new and largely unregulated or may not be complying with existing regulations. These markets are local, national and international and include a broadening range of cryptocurrencies and participants. Significant trading may occur on systems and platforms with minimum predictability. Spot markets may impose daily, weekly, monthly or customer-specific transaction or withdrawal limits or suspend withdrawals entirely, rendering the exchange of ETH for fiat currency difficult or impossible. Participation in spot markets requires users to take on credit risk by transferring ETH or another cryptocurrency from a personal account to a third-party’s account.

Digital asset trading platforms do not appear to be subject to, or may not comply with, regulation in a manner similar to other regulated trading platforms, such as national securities exchanges or designated contract markets. Many digital asset trading platforms are unlicensed, are unregulated, operate without extensive supervision by governmental authorities, and do not provide the public with significant information regarding their ownership structure, management team, corporate practices, cybersecurity, and regulatory compliance. In particular, those located outside the United States may be subject to significantly less stringent regulatory and compliance requirements in their local jurisdictions. Digital asset trading platforms may be out of compliance with existing regulations.

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As a result, trading activity on or reported by these digital asset trading platforms is generally significantly less regulated than trading in regulated U.S. securities and commodities markets and may reflect behavior that would be prohibited in regulated U.S. trading venues. Furthermore, many digital asset trading platforms lack certain safeguards put in place by more traditional exchanges to enhance the stability of trading on the platform and prevent flash crashes, such as limit-down circuit breakers. As a result, the prices of cryptocurrencies such as ETH on digital asset trading platforms may be subject to larger and/or more frequent sudden declines than assets traded on more traditional exchanges. Tools to detect and deter fraudulent or manipulative trading activities (such as market manipulation, front-running of trades, and wash-trading) may not be available to or employed by digital asset trading platforms or may not exist at all. As a result, the marketplace may lose confidence in, or may experience problems relating to, these venues.

No digital asset trading platform on which cryptocurrency trades is immune from these risks. The closure or temporary shutdown of digital asset trading platforms due to fraud, business failure, hackers or malware, or government-mandated regulation may reduce confidence in cryptocurrency and can slow down the mass adoption of it. Further, digital asset trading platform failures can have an adverse effect on cryptocurrency markets and the price of cryptocurrency and could therefore have a negative impact on the performance of the Common Stock.

Negative perception, a lack of stability in the digital asset trading platforms, manipulation of cryptocurrency trading platforms by customers and/or the closure or temporary shutdown of such trading platforms due to fraud, business failure, hackers or malware, or government-mandated regulation may reduce confidence in cryptocurrency generally and result in greater volatility in the market price of ETH and other cryptocurrency and our Common Stock. Furthermore, the closure or temporary shutdown of a cryptocurrency trading platform may impact the Company’s ability to determine the value of its cryptocurrency holdings.

A disruption of the Internet may affect the operation of the cryptocurrency networks, which may adversely affect the cryptocurrency industry and an investment in the Company.

The cryptocurrency networks rely on the Internet. A significant disruption of Internet connectivity could disrupt the cryptocurrency networks’ functionality until such disruption is resolved. A disruption in the Internet could adversely affect an investment in the Company. In particular, some variants of cryptocurrencies have experienced a number of denial-of-service attacks, which have led to temporary delays in block creation and cryptocurrency transfers.

Cryptocurrencies are also susceptible to border gateway protocol hijacking (“BGP hijacking”). Such an attack can be a very effective way for an attacker to intercept traffic en route to a legitimate destination. BGP hijacking impacts the way different nodes and miners are connected to one another to isolate portions of them from the remainder of the network, which could lead to a risk of the network allowing double-spending and other security issues. If BGP hijacking occurs on any cryptocurrency network, participants may lose faith in the security of cryptocurrency, which could affect cryptocurrency’s value and consequently the value of our Common Stock.

Any Internet failures or Internet connectivity-related attacks that impact the ability to transfer cryptocurrency could have a material adverse effect on the price of cryptocurrency and the value of an investment in the Company.

Our Common Stock may trade at a substantial premium or discount to the value of the ETH and other assets we hold, and our stock price may be more volatile than the price of ETH.

The market price of our Common Stock reflects many factors that do not affect the spot price of ETH and may therefore diverge materially—positively or negatively—from the per-share value of our ETH holdings (net of cash, other assets and liabilities). These factors include, among others: our corporate-level expenses; taxes; the timing, size and pricing of equity or debt financings (including at-the-market offerings or convertible securities), equity awards and other sources of dilution; expectations about our future purchases or sales of ETH, staking activity, or special distributions; our liquidity, public float, short interest and securities lending/borrow dynamics; the availability and pricing of exchange-listed alternatives (such as exchange-traded products holding ETH) and differences between those vehicles and a corporate issuer (including the absence in our case of an in-kind creation/redemption mechanism that can reduce premiums/discounts); differences in trading hours and market microstructure between our Common Stock and spot markets for ETH; changes in index inclusion, analyst coverage or investor sentiment toward us as an operating company; our corporate governance, financial reporting, and any actual or perceived operational, custody, technology or regulatory risks specific to us; and broader equity-market conditions independent of crypto-asset markets. As a result, our stock may trade at a premium or discount to the value of our ETH holdings for extended periods, and may be more volatile than the price of ETH. Accordingly, investors could lose all or a substantial part of their investment even if the market price of ETH does not decline, and may not benefit commensurately from increases in the market price of ETH.

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The market price of ETH is highly volatile and may be adversely affected by factors beyond our control, including competition from other crypto assets and relative-adoption trends, any of which could negatively affect the value of our ETH holdings and our Common Stock price.

The price of ETH depends on supply-and-demand dynamics in global, largely unregulated or differently regulated markets and is subject to extreme volatility. ETH competes for users, developers, capital and transaction “blockspace” with other crypto assets and networks (including Bitcoin and alternative Layer-1 and Layer-2 protocols), with stablecoins and their underlying settlement rails, and with non-blockchain payment and computing systems. If users, developers, liquidity providers, applications, or institutions favor other networks or assets—whether due to perceived performance, scalability, fees, user experience, security, programmability, available applications, token incentives, or business/regulatory considerations—the relative demand for ETH could decline. Adoption metrics relevant to ETH’s value (e.g., active addresses, developer activity, validator participation and staking yields, Layer-2 usage, stablecoin and DeFi activity on Ethereum, and enterprise or government use) may increase or decrease over time and may do so at different rates than comparable metrics on other networks. ETH’s price may also be adversely affected by protocol-level changes (including Ethereum Improvement Proposals that alter issuance, burn, fees or economics), hard forks or chain splits, software bugs or vulnerabilities, validator/slashing events, material disruptions or exploits in applications or Layer-2 systems that depend on Ethereum, changes in MEV (maximal extractable value) dynamics, changes in transaction fees or demand for blockspace, actions by large holders or market makers, market manipulation, exchange or stablecoin failures, changes in interest rates or macroeconomic conditions, regulatory or enforcement developments (including with respect to staking, custody, market structure or the legal classification of ETH), tax treatment, and changes in access to banking or payment services for crypto market participants. Any of these factors—especially if they lead to faster growth or improved economics for competing crypto assets relative to ETH—could cause the price of ETH to decline or underperform other crypto assets. A decline in the price of ETH, or underperformance relative to other assets, would reduce the value of our ETH holdings and could adversely affect the market price of our Common Stock.

The trading prices of many cryptocurrencies, including ETH, have experienced extreme volatility in recent periods and may continue to do so. Extreme volatility in the future, including further declines in the trading price of ETH, could have a material adverse effect on the value of our Common Stock and our Common Stock could lose all or substantially all of its value.

The trading prices of many cryptocurrencies, including ETH, have experienced extreme volatility in recent periods and may continue to do so. For instance, there were steep increases in the value of certain cryptocurrencies, including ETH, over the course of 2017, followed by steep drawdowns throughout 2018 in cryptocurrency trading prices. These drawdowns notwithstanding, cryptocurrency prices, including for ETH, increased significantly again during 2019, decreased significantly again in the first quarter of 2020 amidst broader market declines as a result of the novel coronavirus outbreak, and increased significantly again over the remainder of 2020 and the first quarter of 2021. Cryptocurrency prices, including ETH, experienced significant and sudden changes throughout 2021 followed by steep drawdowns in the fourth quarter of 2021 and throughout 2022. Cryptocurrency prices again experienced steep increases in value in 2024 before suffering steep drawdowns in early 2025 and again in late 2025, and continue to be volatile in early 2026.

Extreme volatility in the future, including further declines in the trading price of ETH or related cryptocurrencies, could have a material adverse effect on the value of our Common Stock, and our Common Stock could lose all or substantially all of its value. Furthermore, negative perception and a lack of stability and standardized regulation in the cryptocurrency economy may reduce confidence in the cryptocurrency economy and may result in greater volatility in the price of ETH and other cryptocurrencies, including a depreciation in value.

We may be subject to regulatory developments related to cryptocurrencies and cryptocurrency markets, which could adversely affect our business, financial condition, and results of operations.

As cryptocurrencies are relatively novel and the application of state and federal securities laws and other laws and regulations to cryptocurrencies are unclear in certain respects, it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of cryptocurrencies. The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of cryptocurrencies or the ability of individuals or institutions such as us to own or transfer cryptocurrencies.

If cryptocurrencies are determined to constitute a security for purposes of the federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of cryptocurrencies and in turn adversely affect the market price of our Common Stock. Moreover, the risks of our engaging in a Ethereum treasury strategy have created, and could continue to create complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

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The lack of full insurance exposes the Company and its stockholders to the risk of loss of the Company’s crypto assets for which no person or entity is liable.

The Company’s crypto assets are not covered by any specific insurance maintained by the Company. Instead, the Company’s custodians maintain insurance policies ranging from $100 million to $250 million for loss of property due to theft, robbery, or burglary, as well as third-party computer and funds transfer fraud. These insurance policies are shared among all of the custodians’ clients and are not specific to the Company or to any particular assets held by the Company. Consequently, the availability of insurance proceeds to the Company may be reduced if multiple claims are made by other customers.

In addition, the aggregate insurance coverage provided by the Company’s custodians may not be sufficient to cover all potential losses. The total coverage amount may be significantly lower than the value of the crypto assets under custody, exposing the Company to the risk that, in the event of a loss, the insurance policy will not cover the full extent of the Company’s assets. Furthermore, the types of risks covered by the crypto custodians’ insurance may not include all risks faced by the Company, and losses could arise from other sources for which there is no insurance coverage.

Lastly, even though the crypto custodians maintain capital reserve requirements depending on the assets under custody, there is no assurance that these reserves will be sufficient to cover potential losses or that insurance proceeds will be available in a timely manner in the event of a claim. Therefore, the Company and its stockholders remain exposed to risks of loss that may not be fully mitigated by insurance or other financial safeguards.

Additional Risks Related to Investing in ETH

Given we are solely invested in ETH, we are particularly subject to ETH-related risks.

Given we are solely invested in ETH, we are particularly subject to risks related to ETH holdings and exposure, such as, but not limited to, the risk factors listed above, including extreme volatility in the trading price of ETH. We may have less protection from these risks, as we do not plan on hedging our ETH exposure. Further, and relatedly, given that we also do not maintain insurance coverage on our ETH holdings, and instead rely solely on the insurance coverage maintained by our third party custodians, we may have further limited protection from risks related to our ETH holdings and exposure.

We have shifted our business strategy towards a focus on ETH, and we may be unable to successfully implement this new strategy.

We have shifted our business strategy towards ETH and tokenization. We currently hold primarily ETH and in the future may engage in staking, restaking, liquid staking and other decentralized finance activities. There is no assurance that we will be able to successfully implement this new strategy or operate ETH-related activities at the scale or profitability currently anticipated. The ETH network operates with a Proof-of-Stake consensus mechanism, which differs significantly from BTC’s Proof-of-Work mining mechanism. This strategic shift requires specialized employee skillsets and operational, technical and compliance infrastructure to support ETH and related staking activities. This also requires that we implement different security protocols, and treasury management practices. There is no assurance that we will be able to execute this strategy by building out the needed infrastructure within the timeframe that we currently anticipate. Errors in key management could result in significant loss of funds and reduced rewards. As a result, our shift towards ETH could have a material adverse effect on our business and financial condition.

Our shift towards an ETH-focused strategy requires substantial changes in our day-to-day operations and exposes us to significant operational risks.

Our shift towards an ETH-focused strategy potentially exposes us to operational risks. ETH’s Proof-of-Stake consensus mechanism requires the operation of validator nodes, secure key management and slashing protection. It also requires that we maintain constant up time to ensure that we are eligible for staking rewards and to avoid penalties. In addition, the ETH ecosystem rapidly evolves, with frequent upgrades and protocol changes that may require significant adjustments to our operational setup. The upgrades and protocol changes may require that we incur unanticipated costs and it could cause temporary service disruptions. We may also need to employ third-party service providers in our operations, which may introduce risks outside of our control, including significant cybersecurity risks. Any of these operational risks could materially and adversely affect our ability to execute our ETH strategy and may prevent us from realizing positive returns and could severely hurt our financial condition.

In connection with our focus on ETH, we expect to interact with various smart contracts deployed on the ETH network, which may expose us to risks and technical vulnerabilities.

In connection with our ETH strategy, including currently, through staking, but potentially in the future, through restaking, liquid staking, and other decentralized finance activities, we expect to interact with various smart contracts deployed on the ETH network in order to optimize our strategy. Smart contracts are self-executing code that operate without human intervention once deployed. Although smart contracts are integral to the functionality of staking deposit contracts, liquid staking protocols, restaking platforms, and decentralized finance applications, they are subject to many known risks such as technical vulnerabilities, coding errors, security flaws, and exploits. Any vulnerability in a smart contract we interact with could result in the loss or theft of ETH or other digital assets, which could have a materially adverse impact on our business. A vulnerability in a smart contract could create an unintended and unforeseeable consequence that has adverse financial consequences, such as the inability to access funds. There is no assurance that the smart contracts we integrate with or rely upon will function as intended or remain secure. Exploitation of such vulnerabilities could have a material adverse effect on our business and financial condition.

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Transactions using ETH require the payment of “gas fees,” which are subject to fluctuations that may result in high transaction fees.

Transactions using ETH, including purchases, sales and staking, require the payment of “gas fees” in ETH. Gas fees are payments made by the user to compensate for the computational energy required to process and validate transactions, such as purchases, sales and staking, on the ETH network. These fees can fluctuate and can be very expensive relative to the cost of the transaction depending upon congestion and demand on the network. If fees are high, the cost of a transaction will potentially decrease the return of the investment, which could be negative. High gas fees may also cause delays in the execution of a transaction, which could affect the preferred timing of execution and may lead to execution of a transaction during inopportune times. In addition, gas fees are paid in ETH itself, which would require that sufficient ETH balances are maintained. Future upgrades to the Ethereum protocol, regulatory changes, or technical issues could also adversely impact the cost of gas fees and could have a material adverse effect on our business, results of operations, financial condition, treasury and prospects.

If we were deemed to be an investment company under the Investment Company Act, applicable restrictions likely would make it impractical for us to continue segments of our business as currently contemplated.

Under Sections 3(a)(1)(A) and (C) of the Investment Company Act, a company generally will be deemed to be an “investment company” if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding, or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, and cash items) on an unconsolidated basis. Rule 3a-1 under the Investment Company Act generally provides that notwithstanding the Section 3(a)(1)(C) test described in clause (ii) above, an entity will not be deemed to be an “investment company” for purposes of the Investment Company Act if no more than 45% of the value of its assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, and cash items) consists of, and no more than 45% of its net income after taxes (for the past four fiscal quarters combined) is derived from, securities other than U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, securities issued by employees’ securities companies, securities issued by qualifying majority owned subsidiaries of such entity, and securities issued by qualifying companies that are controlled primarily by such entity. We do not believe that we are an “investment company” as such term is defined in either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act.

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With respect to Section 3(a)(1)(A), the substantial majority of the proceeds from our recent PIPE Offering were used to acquire ETH, which is an amount in excess of 40% of our total assets. Since we believe ETH is not an investment security, we do not hold ourselves out as being engaged primarily, or propose to engage primarily, in the business of investing, reinvesting, or trading in securities within the meaning of Section 3(a)(1)(A) of the Investment Company Act. With respect to Section 3(a)(1)(C), we believe we satisfy the elements of Rule 3a-1 and therefore are deemed not to be an investment company under, and we intend to conduct our operations such that we will not be deemed an investment company under, Section 3(a)(1)(C). We believe that we are not an investment company pursuant to Rule 3a-1 under the Investment Company Act because, on a consolidated basis with respect to wholly-owned subsidiaries but otherwise on an unconsolidated basis, no more than 45% of the value of our total assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, and cash items) consists of, and no more than 45% of our net income after taxes (for the last four fiscal quarters combined) is derived from, securities other than U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, securities issued by employees’ securities companies, securities issued by qualifying majority owned subsidiaries of the Company, and securities issued by qualifying companies that are controlled primarily by the Company.

ETH and other digital assets, as well as new business models and transactions enabled by blockchain technologies, present novel interpretive questions under the Investment Company Act. There is a risk that assets or arrangements that we have concluded are not securities could be deemed to be securities by the SEC or another authority for purposes of the Investment Company Act, which would increase the percentage of securities held by us for Investment Company Act purposes. The SEC has requested information from a number of participants in the digital assets ecosystem, regarding the potential application of the Investment Company Act to their businesses. For example, in an action unrelated to the Company, in February 2022, the SEC issued a cease-and-desist order under the Investment Company Act to BlockFi Lending LLC, in which the SEC alleged that BlockFi was operating as an unregistered investment company because it issued securities and also held more than 40% of its total assets, excluding cash, in investment securities, including the loans of digital assets made by BlockFi to institutional borrowers.

If we were deemed to be an investment company, Rule 3a-2 under the Investment Company Act is a safe harbor that provides a one-year grace period for transient investment companies that have a bona fide intent to be engaged primarily, as soon as is reasonably possible (in any event by the termination of such one-year period), in a business other than that of investing, reinvesting, owning, holding or trading in securities, with such intent evidenced by the company’s business activities and an appropriate resolution of its board of directors. The grace period is available not more than once every three years and runs from the earlier of (i) the date on which the issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis or (ii) the date on which the issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Accordingly, the grace period may not be available at the time that we seek to rely on Rule 3a-2; however, Rule 3a-2 is a safe harbor and we may rely on any exemption or exclusion from investment company status available to us under the Investment Company Act at any given time. Furthermore, reliance on Rule 3a-2, Section 3(a)(1)(C), or Rule 3a-1 could require us to take actions to dispose of securities, limit our ability to make certain investments or enter into joint ventures, or otherwise limit or change our service offerings and operations. If we were to be deemed an investment company in the future, restrictions imposed by the Investment Company Act — including limitations on our ability to issue different classes of stock and equity compensation to directors, officers, and employees and restrictions on management, operations, and transactions with affiliated persons — likely would make it impractical for us to continue our business as contemplated, and could have a material adverse effect on our business, results of operations, financial condition, treasury and prospects.

ETH is created and transmitted through the operations of the peer-to-peer ETH network, a decentralized network of computers running software following the ETH protocol. If the ETH network is disrupted or encounters any unanticipated difficulties, the value of ETH could be negatively impacted.

If the ETH network is disrupted or encounters any unanticipated difficulties, then the processing of transactions on the ETH network may be disrupted, which in turn may prevent us from depositing or withdrawing ETH from our accounts with our custodians or otherwise effecting ETH transactions. Such disruptions could include, for example: the price volatility of ETH; the insolvency, business failure, interruption, default, failure to perform, security breach, or other problems of participants, custodians, or others; the closing of ETH trading platforms due to fraud, failures, security breaches or otherwise; or network outages or congestion, power outages, or other problems or disruptions affecting the ETH network.

In addition, although we do not currently intend to mine ETH, digital asset validating operations can consume significant amounts of electricity, which may have a negative environmental impact and give rise to public opinion against allowing, or government regulations restricting, the use of electricity for validating operations. Additionally, validators may be forced to cease operations during an electricity shortage or power outage.

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We face risks relating to the custody of our ETH, including the loss or destruction of private keys required to access our ETH and cyberattacks or other data loss relating to our ETH, including smart contract related losses and vulnerabilities.

We currently hold our ETH with Anchorage Digital Bank N.A. and BitGo Trust Company, Inc., as custodians (the “Custodians”) that have duties to safeguard our private keys, and use multisignature keys to prevent unauthorized access in accordance with our treasury operations. Our custodial services contracts do not restrict the asset manager’s ability to reallocate our ETH among other custodians, provided, however that our ETH holdings may be concentrated with a single custodian from time to time. In light of the significant amount of ETH we expect to hold, we may seek to engage additional custodians to achieve a greater degree of diversification in the custody of our ETH as the extent of potential risk of loss is dependent, in part, on the degree of diversification. However, multiple custodians may utilize similar wallet infrastructure, cloud service providers or software systems, which could increase systemic technology risk.

If there is a decrease in the availability of digital asset custodians that we believe can safely custody our ETH, for example, due to regulatory developments or enforcement actions that cause custodians to discontinue or limit their services in the United States, we may need to enter into agreements that are less favorable than our current agreements or take other measures to custody our ETH, and our ability to seek a greater degree of diversification in the use of custodial services would be materially adversely affected. While we conduct due diligence on our custodians and any smart contract platforms we may use, there can be no assurance that such diligence will uncover all risks, including operational deficiencies, hidden vulnerabilities or legal noncompliance.

Our use of a custodian exposes us to the risk that the ETH our custodian holds on our behalf could be subject to insolvency proceedings and we could be treated as a general unsecured creditor of the custodian, inhibiting our ability to exercise ownership rights with respect to such ETH. Any loss associated with such insolvency proceedings is unlikely to be covered by any insurance coverage that we might purchase or maintain related to our ETH. The legal framework governing digital asset ownership and rights in custodial or insolvency contexts remains uncertain and continues to evolve, which could result in unexpected losses, protracted recovery processes or adverse treatment in insolvency proceedings.

ETH is controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which the ETH is held. While the Ethereum blockchain ledger requires a public key relating to a digital wallet to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the ETH held in such wallet. To the extent the private key(s) for a digital wallet are lost, destroyed, or otherwise compromised and no backup of the private key(s) is accessible, neither we nor our custodians will be able to access the ETH held in the related digital wallet. Furthermore, we cannot provide assurance that our digital wallets, nor the digital wallets of our custodians held on our behalf, will not be compromised as a result of a cyberattack. The Ethereum and blockchain ledger, as well as other digital assets and blockchain technologies, have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities.

As part of our treasury management strategy, we may engage in staking, restaking, or other permitted activities that involve the use of “smart contracts” or decentralized applications. The use of smart contracts or decentralized applications entails certain risks including risks stemming from the existence of an “admin key” or coding flaws that could be exploited, potentially allowing a bad actor to issue or otherwise compromise the smart contract or decentralized application, potentially leading to a loss of our ETH. Like all software code, smart contracts are exposed to risk that the code contains a bug or other security vulnerability, which can lead to loss of assets that are held on or transacted through the contract or decentralized application. Smart contracts and decentralized applications may contain bugs, security vulnerabilities or poorly designed permission structures that could result in the irreversible loss of ETH or other digital assets. Exploits, including those stemming from admin key misuse, admin key compromise, or protocol flaws, have occurred in the past and may occur in the future.

The launch of central bank digital currencies (“CBDCs”) may adversely impact our business.

The introduction of any government-issued digital currency could eliminate or reduce the need or demand for private-sector issued crypto currencies, or significantly limit their utility. National governments around the world could introduce CBDCs, which could in turn limit the size of the market opportunity for cryptocurrencies, including ETH.

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Operational Risk Factors

Our capital allocation strategy may not be successful, which could adversely impact our financial condition.

We intend to continue allocating part of our cash balances to companies and real estate and may engage in mergers, acquisitions and divestitures. These types of holdings are riskier than holding our cash balances as bank deposits or, for example, conservative options such as treasury bonds or money market funds. There can be no assurance that we will be able to maintain or enhance the value or the performance of the companies in which we have invested or may invest in the future, or that we will achieve returns or benefits from these holdings. Under certain circumstances, significant declines in the fair values of these holdings may require the recognition of other-than-temporary impairment losses. We may lose all or part of our holdings relating to such companies if their value decreases as a result of their financial performance or for any other reason. If our interests differ from those of other investors in companies over which we do not have control, we may be unable to effect any change at those companies. We are not required to meet any diversification standards, and our holdings may continue to remain concentrated. In addition, we may seek to sell some or all of our existing businesses as part of our holding company strategy.

If our capital allocation strategy is not successful or we achieve less than expected returns from these holdings, it could have a material adverse effect on us. The Board may also change our capital allocation strategy at any time, and such changes could further increase our exposure, which could adversely impact us.

Any potential future acquisitions, strategic investments, entry into new lines of business, divestitures, mergers or joint ventures may subject us to significant risks, any of which could harm our business.

Our long-term strategy may include identifying and acquiring, investing in or merging with suitable candidates on acceptable terms, entry into new lines of business and markets or divesting of certain business lines or activities. Mergers, acquisitions, divestitures and entries into new lines of business include a number of risks and present financial, managerial and operational challenges, including but not limited to:

●	diversion of management attention from running our existing business;

●	possible material weaknesses in internal control over financial reporting;

●	increased expenses including legal, administrative and compensation expenses related to newly hired or terminated employees;

●	increased costs to integrate, develop or, in the case of a divestiture, separate the technology, personnel, customer base and business practices of the acquired, new or divested business or assets;

●	potential exposure to material liabilities not discovered in the due diligence process;

●	potential adverse effects on reported results of operations due to possible write-down of goodwill and other intangible assets associated with acquisitions;

●	potential damage to customer relationships or loss of synergies in the case of divestitures; and

●	unavailability of acquisition financing or inability to obtain such financing on reasonable terms.

Any acquired business, technology, service or product, or entry into a new line of business could significantly under-perform relative to our expectations and may not achieve the benefits we expect. For all these reasons, our pursuit of an acquisition, investment, new line of business, divestiture, merger or joint venture could cause our actual results to differ materially from those anticipated.

Our holdings in special purpose acquisition companies as well as the sponsors of special purpose acquisition companies involve a high degree of risk.

We have invested in initial public offerings (“IPOs”) of special purpose acquisition companies, including SPACs that are sponsored by our affiliates. In general, a SPAC is a special purpose vehicle that is formed to raise capital from the public through an IPO with the purpose, usually, of using the proceeds to acquire a single unspecified business or assets to be identified after the IPO. The IPO proceeds are held in a trust account until released to fund a business combination or used to redeem shares sold in the IPO. SPACs are required to either consummate a business combination or liquidate within a set period of time following their IPO. Because, at the time of the IPO, the SPAC has no operating history or any plans, arrangements or understandings with any prospective investment targets, we will have no basis upon which to evaluate the SPAC’s ability to achieve its business objectives. If a SPAC fails to complete its initial business transaction within the required time period, it will never generate any operating revenues and our SPAC holding may receive only a fixed dollar amount per share upon redemption, or less than such fixed amount in certain circumstances which could significantly affect our operating results and stockholders’ equity.

Additionally, we have acquired equity interests in various sponsors of SPACs (“Sponsor”) and expect to acquire additional interests in sponsors of SPACs in the future. By investing in a Sponsor, we have provided at-risk capital which allows the Sponsor to launch the IPO of the SPAC. In exchange for this investment, we own interests in the Sponsor that entitle us to receive distributions of shares and warrants in the SPAC. These Sponsor interests do not have redemption rights to receive any portion of our original investment back from the trust account of the SPAC, as is normally associated with an IPO investment directly into a SPAC. Accordingly, an investment in a Sponsor is subject to a much higher degree of risk than an investment directly in a SPAC’s IPO because the entire investment may be lost if the SPAC is not successful in consummating a business combination. Such potential loss could have a material effect on our financial results and stockholders’ equity.

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As the number of SPACs evaluating targets increases, attractive targets may become more scarce, and there may be increased competition for attractive targets. This could increase the cost of an initial business combination and it could even result in an inability to find a target or to consummate an initial business combination.

In recent years, the number of SPACs that have been formed has increased substantially. Many potential targets for special purpose acquisition companies have already entered into an initial business combination. As a result, at times, fewer attractive targets may be available to consummate an initial business combination.

In addition, because there are more SPACs seeking to enter into an initial business combination with available targets, the competition for available targets with attractive fundamentals or business models may increase, which could cause target companies to demand improved financial terms. Attractive deals could also become more scarce for other reasons, such as economic or industry sector downturns, geopolitical tensions, or increases in the cost of additional capital needed to close business combinations or operate targets post-business combination. Together, this could increase the cost of, delay or otherwise complicate or frustrate the ability of a SPAC to find and consummate an initial business combination and may result in an inability to consummate an initial business combination on terms favorable to investors altogether.

Furthermore, the strength of the market for SPAC IPOs has fluctuated substantially from year to year and has experienced cycles of relative strength and weakness. There can be no assurance that the SPAC market will be strong in the future.

We may not be successful in carrying out our merchant banking strategy, and the fair value of our holdings will be subject to a loss in value.

Through our SPAC sponsorships, we may be subject to lock-up agreements, and our ability to access the capital used to sponsor SPACs may be limited for a defined period, which may increase a risk of loss of all or a significant portion of value. Our holdings may also become concentrated. A significant decline in the values of these holdings may produce a large decrease in our consolidated stockholders’ equity and can have a material adverse effect on our consolidated book value per share and earnings.

If we are unable to maintain our brand and reputation, our business, results of operations and prospects could be materially harmed.

Our business, results of operations and prospects depend, in part, on maintaining and strengthening our brand and reputation for providing high quality products and services. Reputational value is based in large part on perceptions. Although reputations may take decades to build, any negative incidents can quickly erode trust and confidence, particularly if they result in adverse publicity, governmental investigations or litigation. If problems with our products cause operational disruption or other difficulties, or there are delays or other issues with the delivery of our products or services, our brand and reputation could be diminished. Damage to our reputation could also arise from actual or perceived legal violations, product safety issues, data security breaches, actual or perceived poor employee relations, actual or perceived poor service, actual or perceived poor privacy practices, operational or sustainability issues, actual or perceived ethical issues or other events within or outside of our control that generate negative publicity with respect to us. Any event that has the potential to negatively impact our reputation could lead to lost sales, loss of new opportunities and retention and recruiting difficulties. If we fail to promote and maintain our brand and reputation successfully, our business, results of operations and prospects could be materially harmed.

The insurance that we maintain may not fully cover all potential exposures.

We maintain property, business interruption and casualty insurance but such insurance may not cover all risks associated with the hazards of our business and is subject to limitations, including deductibles and maximum liabilities covered. We are potentially at risk if one or more of our insurance carriers fail. Additionally, severe disruptions in the domestic and global financial markets could adversely impact the ratings and survival of some insurers. In the future, we may not be able to obtain coverage at current levels, and our premiums may increase significantly on coverage that we maintain.

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Unfavorable global economic conditions could adversely affect our business, financial condition or results of operations.

Our results of operations and the implementation of our business strategies could be adversely affected by general conditions in the global economy, including conditions that are outside of our control. A severe or prolonged economic downturn could result in a variety of risks to our business and could delay the implementation of our new business strategy.

In the event of a major disruption, we may lose the services of our employees, experience system interruptions or face challenges accessing the capital or credit markets, which could lead to diminishment of our business operations. Any of the foregoing could harm our business and delay the implementation of our business strategy.

Adverse developments in the financial markets could have a material adverse effect on our results of operations, financial position and our businesses, and may also limit our access to capital.

Adverse developments in the financial markets, such as disruptions, uncertainty or volatility in the capital and credit markets, may result in realized and unrealized capital losses that could have a material adverse effect on our results of operations, financial position and our businesses, and may also limit our access to capital required to operate our business. Depending on market conditions, we could incur additional realized and unrealized losses on our portfolio of equity and other holdings in future periods, which could have a material adverse effect on our results of operations, financial condition and business. Economic conditions could also have a material impact on the frequency and severity of claims and therefore could negatively impact our underwriting returns. The volatility in the financial markets could continue to significantly affect the returns on our equity and other holdings, reported results, and stockholders’ equity.

The capital requirements of our businesses depend on many factors, including regulatory requirements, the performance of our portfolio of equity and other holdings, our ability to write new business successfully, the frequency and severity of catastrophe events and our ability to establish premium rates and reserves at levels sufficient to cover losses.

Legal and Regulatory Risks

The requirements of being a public company may strain our resources, divert management’s attention, affect our ability to attract and retain qualified board members and have a material adverse effect on us and our stockholders.

As a publicly traded company, we are required to develop and implement substantial control systems, policies and procedures to satisfy our periodic SEC reporting and Nasdaq obligations. Management’s previous experience may not be sufficient to successfully develop and implement these systems, policies and procedures and to operate our Company. Failure to do so could jeopardize our status as a public company, and the loss of such status may have a material adverse effect on us and our stockholders.

In addition, as a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, and Nasdaq rules, including those promulgated in response to the Sarbanes-Oxley Act. The requirements of these rules and regulations increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures, we need to continually commit significant resources, maintain staff and provide additional management oversight. In addition, implementing our business strategy and sustaining our growth will require us to commit additional management, operational and financial resources to identify new professionals to join our organization and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

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If we fail to establish and maintain an effective system of integrated internal controls, we may not be able to report our financial results accurately, which could have a material adverse effect on our business, financial condition and results of operations.

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that we will need to evaluate frequently. Section 404 of the Sarbanes-Oxley Act requires public companies to conduct an annual review and evaluation of their internal controls and attestations of the effectiveness of internal controls by independent auditors. We currently qualify as a smaller reporting company and nonaccelerated filer under the regulations of the SEC. As a nonaccelerated filer, we are exempt from the requirement to include the auditor’s attestation on the effectiveness of our internal controls over financial reporting until such time as we no longer qualify as a nonaccelerated filer, based on our public float and reporting more than $100 million in annual revenues in a fiscal year. Regardless of our qualification status, we have implemented control systems and procedures to satisfy the reporting requirements under the Exchange Act and applicable requirements of Nasdaq, among other items. Maintaining these internal controls is costly and may divert management’s attention.

Our evaluation of our internal controls over financial reporting may identify material weaknesses that may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC, or violations of Nasdaq’s listing rules. There also could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements also could suffer if we or our independent registered public accounting firm were to report a material weakness in our internal controls over financial reporting. This may have a material adverse effect on our business, financial condition and results of operations and could also lead to a decline in the price of our common stock.

Holders of our outstanding shares of 8.00% Cumulative Preferred Stock, Series A, have dividend, liquidation and other rights that are senior to the rights of holders of our common shares.

As of April 6, 2026, we have 674,856 shares of preferred stock outstanding designated as 8.00% Cumulative Preferred Stock, Series A, par value $25.00 per share (the “Series A Preferred Stock”). The aggregate liquidation preference with respect to the outstanding shares of Series A Preferred Stock is approximately $16.9 million, and annual dividends on the outstanding shares of Series A Preferred Stock are approximately $1.3 million. Holders of our Series A Preferred Stock are entitled to receive, when, as and if declared by our Board cumulative cash dividends from and including the original issue date at the rate of 8.00% of the $25.00 per share liquidation preference per annum (equivalent to $2.00 per annum per share). Upon our voluntary or involuntary liquidation, dissolution or winding up, before any payment is made to holders of our common shares, holders of these preferred shares are entitled to receive, for each share held, an amount equal to the $25.00 liquidation preference and unpaid dividends. This would reduce the remaining amount of our assets, if any, available to distribute to holders of our common shares.

Our Board has the authority to designate and issue additional preferred shares with liquidation, dividend and other rights that are senior to those of our common shares, similar or senior to the rights of the holders of our Series A Preferred Stock. Because our decision to issue additional securities will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future offerings. Thus, our stockholders bear the risk that future securities issuances might dilute their interests and reduce the market price of our stock.

We may fail to satisfy the continued listing standards of Nasdaq, in which case our stock might be delisted.

Even though we currently satisfy the continued listing standards for Nasdaq and expect to continue to do so, we can provide no assurance that we will continue to satisfy the continued listing standards in the future. In the event that we are unable to satisfy the continued listing standards of Nasdaq, our stock may be delisted from that market. Any delisting of our stock from Nasdaq could:

●	adversely affect our ability to attract new investors;
●	decrease the liquidity of our outstanding stock;
●	reduce our flexibility to raise additional capital;
●	reduce the price at which our stocks trade; and
●	increase the transaction costs inherent in trading our stock, with overall negative effects for our stockholders.

In addition, delisting our stock could deter broker-dealers from making a market in or otherwise seeking or generating interest in our stock and might deter some institutions or others from investing in our securities at all. For these reasons and others, delisting could adversely affect the price of our stock and our business, financial condition and results of operations.

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Technology and Operational Risks

Our information technology systems may fail or suffer a loss of security which may have a material adverse effect on our business.

Our business is highly dependent upon the successful and uninterrupted functioning of our computer and data processing systems. Our operations are dependent upon our ability to process our business timely and efficiently and protect our information systems from physical loss or unauthorized access. In the event that our systems cannot be accessed due to a natural catastrophe, terrorist attack or power outage, or systems and telecommunications failures or outages, external attacks such as computer viruses, malware or cyber-attacks, or other disruptions occur, our ability to perform business operations on a timely basis could be significantly impaired and may cause our systems to be inaccessible for an extended period of time. A sustained business interruption or system failure could adversely impact our ability to perform necessary business operations in a timely manner, hurt our relationships with our business partners and customers and have a material adverse effect on our financial condition and results of operations.

Our operations also depend on the reliable and secure processing, storage and transmission of confidential and other information in our computer systems and networks. From time to time, we may experience threats to our data and systems, including malware and computer virus attacks, unauthorized access, systems failures and disruptions. Computer viruses, hackers, phishing attacks, social engineering schemes, ransomware, employee misconduct and other external hazards could expose our data systems to security breaches, cyber-attacks or other disruptions. In addition, we routinely transmit and receive personal, confidential and proprietary information by electronic means. Our systems and networks may be subject to breaches or interference. Any such event may result in operational disruptions as well as unauthorized access to or the disclosure or loss of our proprietary information or our customers’ information or theft of funds and other monetary loss, which in turn may result in legal claims, regulatory scrutiny and liability, damage to our reputation, the incurrence of costs to eliminate or mitigate further exposure, the loss of customers or affiliated advisers or other damage to our business.

Risks Related to Our Officers and Directors

The Company may be unable to retain current personnel.

The success of the Company will depend in part on its ability to retain the talents and dedication of key employees and officers. It is possible that these employees and officers may decide not to remain with the Company. If we are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, the Company could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, if key employees terminate their employment, the Company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating the businesses to hiring suitable replacements, all of which may cause the Company’s business to suffer. In addition, the Company may not be able to locate or retain suitable replacements for any key employees who leave either company.

Some of our directors and officers also serve as directors and/or executive officers for other public companies or for our controlling stockholders or their affiliates, which may lead to conflicting interests.

Certain of our executive officers and members of our Board have fiduciary duties to our stockholders; likewise, persons who serve in similar capacities at other public companies have fiduciary duties to those companies’ investors. There may be potential conflicts of interest if our Company and one or more of these other companies pursue acquisitions and other business opportunities that may be suitable for each of us. Our directors who find themselves in these multiple roles may, as a result, have conflicts of interest or the appearance of conflicts of interest with respect to matters involving or affecting more than one of the companies to which they owe fiduciary duties. Furthermore, our directors who find themselves in these multiple roles own stock options, shares of common stock and other securities in some of these entities. These ownership interests could create, or appear to create, potential conflicts of interest when the applicable individuals are faced with decisions that could have different implications for our Company and these other entities. From time to time, we may enter into transactions with or participate jointly in ventures with those other entities or their affiliates. We may create new situations in the future in which our directors serve as directors or executive officers in future holdings of such entities.

Our executive officers and directors allocate their time to our and other businesses in which they are involved, at their discretion, potentially to the detriment of the Company.

Certain of our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in conflicts of interest in allocating their time between our operations and those other businesses in which they are involved. If those executive officers and directors elect to devote substantial amounts of time to the affairs of other businesses, in excess of current levels, they might not assign sufficient attention to the Company, potentially impairing our results of operations, financial condition, and prospects and the value of our securities.

Members of our management and companies with which they are affiliated in the past have been, and may in the future be, involved in civil disputes and litigation and governmental investigations relating to their business affairs unrelated to the Company. Any such claims or investigations may divert management’s attention from our business or be detrimental to our reputation, resulting in adverse effects upon our results of operations, financial condition, and prospects and the value of our securities held by investors.

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USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement relating to a specific offering, we intend to use the net proceeds from the sale of securities by us under this prospectus to fund our two primary operating segments, digital assets and merchant banking, and for general corporate purposes. We may also use a portion of the net proceeds from the sale of securities by us under this prospectus to repay existing loans, for working capital needs, and for operating expenses. We may also use certain proceeds from this offering to fund repurchases under our Common Stock Repurchase Program and our Preferred Share Repurchase Program.

The intended application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the accompanying prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend on our funding requirements and the availability and costs of other funds.

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DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our articles of incorporation (as amended, the “Articles of Incorporation”) and by-laws (the “By-Laws”) in their entirety for a complete description of the rights and preferences of our securities, copies of which have been filed with the SEC.  These documents are also incorporated by reference into the registration statement of which this prospectus forms a part.

Authorized Capital

The Company’s authorized capital stock consists of 280,000,000,000 shares, of which (i) 180,000,000,000 shares are designated as shares of common stock, par value $0.001 per share (the “Common Stock”), (ii) 100,000,000,000 shares are designated as shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), with (a) 10,000,000,000 shares of such Preferred Stock being designated as preferred stock, par value $25.00 per share, 8.00% Cumulative Preferred Stock, Series A (the “Series A Preferred Stock”), and (b) 90,000,000,000 shares of such Preferred Stock being undesignated preferred stock, par value $0.001 per share.

Under Nevada law, stockholders generally are not personally liable for a corporation’s acts or debts.

Common Stock

Exchange and Trading Symbol

The Common Stock is listed for trading on the Nasdaq Global Market tier of the Nasdaq Stock Market under the trading symbol “FGNX.”

Rights, Preferences and Privileges

All outstanding shares of our Common Stock are duly authorized, fully paid and nonassessable. Holders of shares of our Common Stock have no conversion, preemptive or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of the Series A Preferred Stock or any series of our Preferred Stock that the Company may designate and issue in the future.

Voting Rights

Holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. A stockholder meeting quorum consists of one-third (1/3) of voting power, represented in person or by proxy. There is no cumulative voting with respect to the election of directors. Directors are elected annually by a plurality of the votes cast by the holders of Common Stock. Except for the approval required to amend the Company’s Articles of Incorporation or the Bylaws and except as otherwise required by law, all other matters brought to a vote of the holders of Common Stock are determined by a majority of the votes cast, and, except as may be provided with respect to any other outstanding class or series of the Company’s stock, the holders of shares of Common Stock possess the exclusive voting power.

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Dividends

Subject to preferences that may be applicable to any outstanding shares of Preferred Stock (including the Series A Preferred Stock), the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Company’s Board of Directors out of legally available funds.

Liquidation

In the event of the Company’s liquidation, dissolution or winding up, the holders of Common Stock are entitled to share ratably in the assets legally available for distribution to stockholders after the payment of all of the Company’s known debts and liabilities and after adequate provision has been made for each class of stock having preference over the Common Stock, if any.

Preferred Stock

The Board of Directors of the Company is permitted, subject to any limitations prescribed by applicable law and without further approval or action by the holders of Common Stock, to issue up to 90,000,000,000 shares of Preferred Stock in one or more series. As of April 6, 2026, no shares of Preferred Stock have been issued.

The Board of Directors may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms. The rights of the holders of Common Stock are generally be subject to the prior rights of the holders of any outstanding shares of Preferred Stock with respect to dividends, liquidation preferences and other matters.

Series A Preferred Stock

The Board of Directors of the Company is permitted, subject to any limitations prescribed by applicable law and without further approval or action by the holders of Common Stock, to issue up to 10,000,000,000 shares of Series A Preferred Stock, of which 894,580 shares have been issued and 674,856 are outstanding as of April 6, 2026. The rights, preferences, privileges, qualifications, restrictions, limitations and other terms of the Series A Preferred Stock are set forth in the Company’s Articles of Incorporation. The original issue date of the Series A Preferred Stock was February 28, 2018.

Exchange and Trading Symbol

The Series A Preferred Stock is listed for trading on the Nasdaq Global Market tier of the Nasdaq Stock Market under the trading symbol “FGNXP.”

Rights and Preferences

The Series A Preferred Stock is fully paid and non-assessable. Holders of the Series A Preferred Stock do not have preemptive or similar rights to acquire any of the Company’s capital stock. Holders do not have the right to convert Series A Preferred Stock into, or exchange Series A Preferred Stock for, shares of any other class or series of shares or other securities of the Company. The Series A Preferred Stock has no stated maturity and is not subject to any sinking fund, retirement fund or purchase fund or other obligation of the Company to redeem or purchase the Series A Preferred Stock. The rights, preferences and privileges of the holders of Series A Preferred Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any other series of preferred stock that the Company may designate and issue in the future that ranks senior to the Series A Preferred Stock.

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Ranking

The Series A Preferred Stock ranks senior to the Common Stock and any other junior stock (as defined in the Articles of Incorporation) with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up, equally with any parity stock (as defined in the Articles of Incorporation) of the Company, including any series of Preferred Stock that the Company may issue the terms of which provide that they rank equally with the Series A Preferred Stock with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up, and junior to any series of Preferred Stock that the Company may issue in the future the terms of which provide that they rank senior to the Series A Preferred Stock with respect to the payment of dividends and distributions of assets upon the Company’s liquidation, dissolution or winding-up.

Dividends

Holders of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company or a duly authorized committee thereof, out of lawfully available funds for the payment of dividends, cumulative cash dividends from the original issue date at the rate of 8.00% of the $25.00 per share liquidation preference per annum (equivalent to $2.00 per annum per share). Dividends on the Series A Preferred Stock are payable quarterly on the 15th day of March, June, September and December of each year, commencing on June 15, 2018 (each, a “dividend payment date”). In the event that the Company issues additional shares of Series A Preferred Stock after the original issue date, dividends on such additional shares may accrue from the original issue date or any other date that the Company specifies at the time such additional shares are issued.

Dividends, if so declared, are payable to holders of record of the Series A Preferred Stock as they appear on the Company’s books on the applicable record date, which is March 1, June 1, September 1 and December 1, as applicable, immediately preceding the applicable dividend payment date (each, a “dividend record date”). These dividend record dates apply regardless of whether a particular dividend record date is a business day (as defined in the Articles of Incorporation). As a result, holders of shares of Series A Preferred Stock are not entitled to receive dividends on a dividend payment date if such shares were not issued and outstanding on the applicable dividend record date.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period commenced on and included the original issue date of the Series A Preferred Stock and ended on and excluded the June 15, 2018 dividend payment date. Dividends payable on the Series A Preferred Stock are computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day with the same force and effect as if made on the original dividend payment date, and no additional dividends shall accrue on the amount so payable from such date to such next succeeding business day.

No dividends on shares of Series A Preferred Stock shall be authorized by the Board of Directors (or a duly authorized committee thereof) or paid or set apart for payment by the Company at any time when the terms and provisions of any agreement of the Company, including any agreement relating to the Company’s indebtedness, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

Notwithstanding the foregoing, dividends on the Series A Preferred Stock accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared by the Board of Directors. No interest, or sum in lieu of interest, is payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears, and holders of the Series A Preferred Stock are not entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series A Preferred Stock is first credited against the earliest accumulated but unpaid dividend due with respect to those shares.

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Unless full cumulative dividends on all shares of Series A Preferred Stock have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof has been set aside or contemporaneously is set apart for payment for all past dividend periods):

●	no dividend shall be declared or paid or set aside for payment upon the Common Stock, or any other junior stock (other than a dividend payable solely in Common Stock or other junior stock), nor shall any distribution be declared or made upon the Common Stock or any other junior stock;
●	no Common Stock or other junior stock shall be purchased, redeemed or otherwise acquired for consideration by the Company, directly or indirectly (other than (1) as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, or (2) through the use of the proceeds of a substantially contemporaneous sale of junior stock) nor shall any monies be paid to or made available for a sinking fund for the redemption of such stock (it being understood that the provisions of this bullet point shall not apply to grants or settlements of grants pursuant to any equity compensation plan adopted by the Company); and
●	no shares of Series A Preferred Stock or parity stock shall be repurchased, redeemed or otherwise acquired for consideration by the Company other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such parity stock except by conversion into or exchange for junior stock.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and any parity stock, all dividends declared upon the Series A Preferred Stock and any party stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such parity stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such parity stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

Liquidation Rights

Upon the Company’s voluntary or involuntary liquidation, dissolution or winding up, holders of the Series A Preferred Stock and any parity stock are entitled to receive out of the Company’s assets available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, and subject to the preferential rights of the holders of any class or series of capital stock that the Company may issue ranking senior to the Series A Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidating distribution in the amount equal to the liquidation preference of $25.00 per share of Series A Preferred Stock, plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, but before any distribution of assets is made to holders of Common Stock or any class or series of the Company’s capital stock it may issue that ranks junior to the Series A Preferred Stock as to liquidation rights.

In any such distribution, if the Company’s assets are not sufficient to pay the liquidation distributions in full to all holders of the Series A Preferred Stock and all holders of any parity stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of any parity stock will be paid pro rata in accordance with the respective aggregate liquidation distributions of those holders. In any such distribution, the liquidation distribution to any holder of preferred stock means the amount payable to such holder in such distribution, including any declared but unpaid dividends (and any unpaid, accrued cumulative dividends in the case of any holder of shares on which dividends accrue on a cumulative basis). If the liquidation distributions have been paid in full to all holders of shares of the Series A Preferred Stock and any holders of shares of parity stock and shares ranking senior to the Series A Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding-up, the holders of the Company’s other classes of capital stock will be entitled to receive all of the Company’s remaining assets according to their respective rights and preferences.

A consolidation or merger involving the Company with any other entity, including the consolidation or merger in which the holders of Series A Preferred Stock receive cash, securities or other property for their shares, or the sale or transfer of all or substantially all of the property and assets of the Company for cash, securities or other property, will not be deemed to constitute a liquidation, dissolution or winding-up.

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Redemption

The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions.

The Series A Preferred Stock is not redeemable prior to February 28, 2023. The Series A Preferred Stock is redeemable at the Company’s option, in whole or in part, upon not less than 30 days nor more than 60 days’ written notice, at a redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date. Holders of the Series A Preferred Stock have no right to require the redemption of the Series A Preferred Stock.

In connection with any redemption of Series A Preferred Stock, the Company shall pay, in cash, any accumulated and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of Series A Preferred Stock at the close of business on such dividend record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date.

If shares of the Series A Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series A Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the Series A Preferred Stock is held in book-entry form through The Depository Trust Company, or “DTC,” the Company may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

●	the redemption date;
●	the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares of Series A Preferred Stock held by such holder are to be redeemed, the number of such shares of Series A Preferred Stock to be redeemed from such holder;
●	the redemption price;
●	that the shares should be delivered via book entry transfer or the place or places where holders may surrender certificates evidencing the Series A Preferred Stock for payment of the redemption price; and
●	if applicable, that such redemption is being made in connection with a change of control and, in that case, a brief description of the transaction or transactions constituting such change of control.

In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares of Series A Preferred Stock to be redeemed shall be selected either pro rata or in such other manner as the Company may determine to be fair and equitable.

If notice of redemption of any shares of Series A Preferred Stock has been given and if the Company has irrevocably set aside the funds necessary for such redemption, then, from and after the redemption date (unless the Company shall default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares of Series A Preferred Stock will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed, and the Company shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchanging it for its junior stock); provided, however, that the Company may purchase or acquire shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

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The Company’s ability to redeem the Series A Preferred Stock as described above may be limited by the terms of agreements governing the Company’s existing and future indebtedness and by the provisions of other existing and future agreements.

Voting Rights

Holders of Series A Preferred Stock do not have any voting rights, except as set forth below or as otherwise from time to time provided by law, nor do the holders of the Series A Preferred Stock receive any notice of a meeting or vote by the Company’s common stockholders.

In any matter on which holders of Series A Preferred Stock are entitled to vote, each share of Series A Preferred Stock is entitled to one vote for each $25.00 of liquidation preference.

So long as any shares of Series A Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the votes entitled to be cast by the holders of the Series A Preferred Stock and each other class or series of voting parity stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a single class) (a) authorize, create, or issue, or increase the authorized or issued amount of, any class or series of stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Company or reclassify any authorized shares of capital stock of the Company into such stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such stock; or (b) amend, alter or repeal the Articles of Incorporation, whether by way of a merger, consolidation, transfer or conveyance of all or substantially all of the Company’s assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (b) above, so long as any shares of Series A Preferred Stock remain outstanding with the terms thereof unchanged or the holders of shares of Series A Preferred Stock receive capital stock of the successor with substantially identical rights (taken as a whole), taking into account that, upon the occurrence of an Event, we may not be the surviving entity, the occurrence of such Event shall not be deemed to adversely affect such rights, preferences, privileges or voting power of holders of Series A Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the Events set forth in (b) above. In addition, if the holders of the Series A Preferred Stock receive the greater of the full trading price of the Series A Preferred Stock on the date of an Event set forth in (b) above or the $25.00 liquidation preference per share of the Series A Preferred Stock pursuant to the occurrence of any of the Events set forth in (b) above, then such holders will not have any voting rights with respect to the Events set forth in (b) above. Moreover, if any Event set forth in (b) above would adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock disproportionately relative to other classes or series of parity stock, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting separately as a class, will also be required.

Holders of the Series A Preferred Stock are not entitled to vote with respect to (x) any increase in the total number of authorized shares of parity stock or junior stock of the Company, or (y) any increase in the amount of the authorized Series A Preferred Stock or the creation or issuance of any other class or series of parity stock or junior stock, and any such authorization, creation or issuances will not be deemed to adversely affect the rights of the holders of the Series A Preferred Stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption and irrevocable instructions have been given to the paying agent to pay the redemption price and all accrued and unpaid distributions on the Series A Preferred Stock.

Book Entry

The Series A Preferred Stock is represented by a global security deposited with and registered in the name of Cede & Co. as DTC’s nominee. DTC is the depository for the Series A Preferred Stock. Unless exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees, and their successors may transfer a global security as a whole to one another. Beneficial interests in the global securities are shown on, and transfers of the global securities are made only through, records maintained by DTC and its participants.

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Transfer Agent, Registrar, Dividend Disbursing Agent and Redemption Agent

Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, NY 11717, is the transfer agent and registrar for the Common Stock and Series A Preferred Stock and the dividend disbursing agent and redemption agent for the Series A Preferred Stock. In addition, Securitize Transfer Agent LLC at 78 SW 7th Suite 500, Miami, FL 33130 serves as co-transfer agent and registrar for the Common Stock.

Anti-Takeover Effects of Provisions of Nevada Law and the Company’s Articles of Incorporation and Bylaws

Nevada Revised Statutes (as amended, the “NRS”)

Nevada “Combinations With Interested Stockholders” Statutes

The Nevada “Combination With Interested Stockholders” Statutes, NRS 78.411 through 78.444 et seq., provides that an interested stockholder cannot engage in specified business combinations with a corporation for a period of two years after the date on which the person became an interested stockholder, unless (a) the combination or transaction by which the person first became an interested stockholder was approved by the corporation’s board of directors before the person became an interested stockholder; or (b) the combination is approved by the board and, at or after that time, the combination is approved at an annual or special meeting of the stockholders by the affirmative vote of 60% or more of the voting power of the disinterested stockholders. At the expiration of the two-year waiting period, no proposed combinations with an interested stockholder may occur unless (a) the combination or transaction was approved by the board before the stockholder became an interested stockholder; (b) the combination is approved by a majority of the corporation’s disinterested stockholders at an annual or special meeting; or (c) the combination meets certain statutory requirements for specifying a premium transaction price.

These statutes do not apply to (i) a person who has been an interested stockholder for 4 or more years; (ii) any combination with a person who was an interested stockholder on January 1, 1991; (iii) any combination of a corporation which adopts an amendment to its articles of incorporation, approved by the holders of a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders, expressly electing not to be governed by these statutes. Such an amendment would not be effective until 18 months after the stockholder vote and would not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment; (iv) when the person became an interested stockholder inadvertently.

A “combination” is generally defined to include mergers or consolidations of the corporation or any subsidiary of the corporation with an interested stockholder or an entity that is, or after and as a result of the merger or consolidation would be, an affiliate or associate of the interested stockholder, or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation, and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our Company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price. However, the Company’s Articles of Incorporation expressly elect not to be governed by the provisions of NRS Sections 78.411 through 78.444. Accordingly, the “Combinations with Interested Stockholders” statutes are not applicable to the Company.

Nevada “Acquisition of Controlling Interest” Statutes

Under the Nevada “Acquisition of Controlling Interest” Statutes, NRS 78.378 through 78.3793 et seq., if a person acquires a “controlling interest” (defined as ownership of shares that would entitle the person to exercise (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of the voting power of the corporation in an election of directors), stockholders have the right to regulate that person’s voting rights. The acquisition of a controlling interest must be approved by both (a) the holders of a majority of the voting power of the corporation and (b) if the acquisition would adversely alter or change any preference or any relative or other right given to any other class or series of outstanding shares, the holders of a majority of each class or series affected, excluding those shares voted by any interested stockholder. An “interested stockholder” under these statutes includes an acquiring person, an officer or a director of the corporation, or an employee of the corporation.

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If provided in a corporation’s articles or bylaws, a corporation may redeem the control shares at the average price paid by the acquiring person if the majority of disinterested stockholders do not grant full voting rights to the control shares or the acquiring person fails to submit an offer statement to the corporation. Conversely, if the stockholders grant full voting rights, disinterested dissenting stockholders may obtain payment of the fair value of their shares.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our Company. A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. The Company’s Articles of Incorporation expressly elect not to be governed by the provisions of NRS Sections 78.378 through 78.3793 (Acquisition of Controlling Interest). Accordingly, the control share statutes are not applicable to the Company.

Articles of Incorporation and Bylaws

The Company’s Articles of Incorporation and Bylaws include anti-takeover provisions that:

●	authorize the Board of Directors, without further action by the stockholders, to issue shares of Preferred Stock in one or more series, and with respect to each series, to fix the number of shares constituting that series, and establish the rights and terms of that series;
●	establish advance notice procedures for stockholders to submit nominations of candidates for election to the Board of Directors to be brought before a stockholders meeting;
●	allow the Company’s directors to establish the size of the Board of Directors and fill vacancies on the Board created by an increase in the number of directors (subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances);
●	do not provide stockholders cumulative voting rights with respect to director elections;
●	provide that special meetings of the stockholders may be called only by or at the direction of the Board of Directors or at the request of 50% or more of the voting power of all of the outstanding shares of the Company’s capital stock entitled to vote on any issue contemplated to be considered at such proposed special meeting;
●	require the approval of a majority of the voting power of all of the outstanding shares of the Company’s capital stock entitled to vote generally in the election of directors to amend the Articles of Incorporation; and
●	allow the Board of Directors to make, alter or repeal the Company’s Bylaws but only allow stockholders to amend the Bylaws upon the approval of a majority of the voting power of all of the outstanding shares of the Company’s capital stock entitled to vote generally in the election of directors.

Provisions of the Company’s Articles of Incorporation and Bylaws may delay or discourage transactions involving an actual or potential change in the Company’s control or change in the Company’s Board of Directors or management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that the Company’s stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of the Common Stock.

Exclusive Forum Provision.

The Company’s Articles of Incorporation provide that, unless the Company consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County in the State of Nevada shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring any Internal Action (as defined in NRS Section 78.046(4)(c)) or Concurrent Jurisdiction Action (as defined in NRS Section 78.046(4)(a)). This exclusive forum provision does not apply to claims brought to enforce a duty or liability created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

In addition, the Articles of Incorporation provide that any action within the scope of the exclusive forum provision shall be decided by a judge (as opposed to a jury), to the extent permitted under applicable laws. Any person or entity purchasing or otherwise acquiring any interest in any security of the Company is deemed to have notice of and consented to these provisions.

Authorized and Unissued Shares

The Company’s authorized and unissued shares of Common Stock are available for future issuance without stockholder approval except as may otherwise be required by applicable stock exchange rules or Nevada law. The Company may issue additional shares for a variety of purposes, including future offerings to raise additional capital, to fund acquisitions and as employee and consultant compensation. The existence of authorized but unissued shares of Common Stock could render more difficult, or discourage an attempt, to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

The Company’s Articles of Incorporation authorizes the issuance of “blank check” Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Company’s Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue shares of Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the value, voting power or other rights of holders of Common Stock. In addition, the Board of Directors may, under certain circumstances, issue Preferred Stock in order to delay, defer, prevent or make more difficult a change of control transaction such as a merger, tender offer, business combination or proxy contest, assumption of control by a holder of a large block of the Company’s securities or the removal of incumbent management of the Company, even if those events were favorable to the interests of the Company’s stockholders.

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DESCRIPTION OF DEPOSITARY SHARES

We may issue depositary receipts representing interests, which are called depositary shares, in shares of our common stock or of particular series of preferred stock. If we did that, we would deposit the common or preferred stock which is the subject of depositary shares with a depositary, which would hold that common or preferred stock for the benefit of the holders of the depositary shares, in accordance with a deposit agreement between the depositary and us. The holders of depositary shares would be entitled to all the rights and preferences of the common or preferred stock to which the depositary shares relate, including dividend, voting, conversion, redemption and liquidation rights, to the extent of their interests in that common or preferred stock.

While the deposit agreement relating to common stock or a particular series of preferred stock may have provisions applicable solely to common stock or that series of preferred stock, all deposit agreements relating to common or preferred stock we issue would include the following provisions:

Dividends and Other Distributions. Each time we pay a cash dividend or make any other type of cash distribution with regard to the common stock or to the preferred stock of a series, the depositary will distribute to the holder of record of each depositary share relating to that common stock or to that series of preferred stock, an amount equal to the dividend or other distribution per depositary share the depositary receives. If there is a distribution of property other than cash, the depositary either will distribute the property to the holders of depositary shares in proportion to the depositary shares held by each of them, or the depositary will, if we approve, sell the property and distribute the net proceeds to the holders of the depositary shares in proportion to the depositary shares held by them.

Withdrawal of Common or Preferred Stock. A holder of depositary shares will be entitled to receive, upon surrender of depositary receipts representing depositary shares, the number of shares of the applicable common stock or series of preferred stock, and any money or other property, to which the depositary shares relate.

Redemption of Depositary Shares. Whenever we redeem shares of a series of preferred stock held by a depositary, the depositary will be required to redeem, on the same redemption date, depositary shares relating, in total, to the number of shares of that series held by the depositary which we redeem, subject to the depositary’s receiving the redemption price of those shares. If fewer than all the depositary shares relating to a series are to be redeemed, the depositary shares to be redeemed will be selected by lot or by another method we determine to be equitable.

Voting. Any time we send a notice of meeting or other materials relating to a meeting to the holders of common stock or a series of preferred stock to which depositary shares relate, we will provide the depositary with sufficient copies of those materials so they can be sent to all holders of record of the applicable depositary shares, and the depositary will send those materials to the holders of record of the depositary shares on the record date for the meeting. The depositary will solicit voting instructions from holders of depositary shares and will vote or not vote the common or preferred stock to which the depositary shares relate in accordance with those instructions.

Liquidating Distributions. Upon our liquidation, dissolution or winding up, the holder of each depositary share will be entitled to what the holder of the depositary share would have received if the holder had owned the number of shares of common stock or of the series of preferred stock which is represented by the depositary share. Conversion. If shares of a series of preferred stock are convertible into common stock or other of our securities or property, holders of depositary shares relating to that series of preferred stock will, if they surrender depositary receipts representing depositary shares with appropriate instructions to convert them, receive the shares of common stock or other securities or property into which the number of shares of the series of preferred stock to which the depositary shares relate could at the time be converted.

Amendment and Termination of a Deposit Agreement. We and the depositary may amend a deposit agreement, except that an amendment which materially and adversely affects the rights of holders of depositary shares, or would be materially and adversely inconsistent with the rights granted to the holders of common stock or the series of preferred stock to which they relate, will have to be approved by holders of at least two-thirds of the applicable depositary shares. No amendment will impair the right of a holder of depositary shares to surrender the depositary receipts evidencing those depositary shares and receive the common or preferred stock to which they relate, except as required to comply with law. We may terminate a deposit agreement with the consent of holders of a majority of the depositary shares to which it relates. Upon termination of a deposit agreement, the depositary will make the shares of common or preferred stock to which the depositary shares issued under the deposit agreement relate available to the holders of those depositary shares. A deposit agreement will automatically terminate if:

●	all outstanding depositary shares to which it relates have been withdrawn, redeemed or converted, or

●	the depositary has made a final distribution to the holders of the depositary shares issued under the deposit agreement upon our liquidation, dissolution or winding up.

Miscellaneous. There will be provisions (i) requiring the depositary to forward to holders of record of depositary shares any reports or communications from us which the depositary receives with respect to the common or preferred stock to which the depositary shares relate, (ii) regarding compensation of the depositary, (iii) regarding resignation of the depositary, (iv) limiting our liability and the liability of the depositary under the deposit agreement (usually to failure to act in good faith, gross negligence or willful misconduct) and (v) indemnifying the depositary against certain possible liabilities.

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DESCRIPTION OF DEBT SECURITIES

General

We may issue the debt securities offered by this prospectus and any accompanying prospectus supplement under an indenture to be entered into between us and the trustee identified in the applicable prospectus supplement. The terms of the debt securities, if issued pursuant to an indenture, will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, (the “Trust Indenture Act”) as in effect on the date of the indenture. We have filed a copy of the form of indenture as an exhibit to the registration statement in which this prospectus is included. The indenture will be subject to and governed by the terms of the Trust Indenture Act. Unless otherwise specified in the applicable prospectus supplement, the debt securities will represent our direct, unsecured obligations and will rank equally with all of our other unsecured indebtedness.

The debt securities, if and when issued, will be direct, unsecured obligations of our company and may be either senior debt securities or subordinated debt securities. We may issue debt securities in one or more issuances or series. An indenture, or a supplemental indenture, will set forth specific terms of each issue or series of debt securities. There will be prospectus supplements relating to particular issues or series of debt securities. Each prospectus supplement will describe:

●	the title of the debt securities and whether the debt securities are senior or subordinated debt securities;

●	the total principal amount of the debt securities we are offering by that prospectus supplement;

●	the date or dates on which principal of the debt securities will be payable and the amount of principal which will be payable;

●	the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, or contingent interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable, the persons to whom interest will be payable, if other than the registered holders on the record date, and the record date for the interest payable on any payment date;

●	the currency in which principal and interest, and any premium, will be payable;

●	the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities which are in registered form can be presented for registration of transfer or exchange;

●	any provisions regarding our right to prepay debt securities or of holders to require us to prepay debt securities;

●	the right, if any, of holders of the debt securities to convert them into Common Stock or other securities, including any contingent conversion provisions;

●	any provisions requiring or permitting us to make payments to a sinking fund which will be used to redeem debt securities or a purchase fund which will be used to purchase debt securities;

●	the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

●	any special or modified events of default or covenants with respect to the debt securities; and

●	any other material terms of the debt securities.

We may issue discount debt securities that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of such debt securities in accordance with the terms of the indenture. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.

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We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Registrar and Paying Agent

The debt securities may be presented for registration of transfer or for exchange at the corporate trust office of the security registrar or at any other office or agency that we maintain for those purposes. In addition, the debt securities may be presented for payment of principal, interest and any premium at the office of the paying agent or at any office or agency that we maintain for those purposes.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for shares of our Common Stock. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

●	the conversion or exchange price;

●	the conversion or exchange period;

●	provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;

●	events requiring adjustment to the conversion or exchange price;

●	provisions affecting conversion or exchange in the event of our redemption of the debt securities; and

●	any anti-dilution provisions, if applicable.

Registered Global Securities

If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary, and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.

The prospectus supplement will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of us, the trustee, any payment agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

No Protection in the Event of a Change of Control

The indenture does not have any covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of our debt securities additional protection in the event of a recapitalization transaction, a change of control or a highly leveraged transaction. If we offer any covenants or provisions of this type with respect to any debt securities covered by this prospectus, we will describe them in the applicable prospectus supplement.

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Covenants

Unless otherwise indicated in this prospectus or the applicable prospectus supplement, our debt securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants in respect of a series of debt securities.

Merger, Consolidation or Sale of Asset

The form of indenture provides that we will not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, unless:

●	we are the surviving person of such merger or consolidation, or if we are not the surviving person, the person formed by the consolidation or into or with which we are merged or the person to which our properties and assets are conveyed, transferred, sold or leased, is a corporation organized and existing under the laws of the U.S., any state or the District of Columbia or a corporation or comparable legal entity organized under the laws of a foreign jurisdiction and has expressly assumed all of our obligations, including the payment of the principal of and, premium, if any, and interest on the debt securities and the performance of the other covenants under the indenture; and

●	immediately before and immediately after giving effect to the transaction on a pro forma basis, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the indenture.

Events of Default and Remedies

Unless otherwise specified in the applicable prospectus supplement, the following events will be events of default under the indenture with respect to debt securities of any series:

●	we fail to pay any principal or premium, if any, when it becomes due;

●	we fail to pay any interest within 30 days after it becomes due;

●	we fail to observe or perform any other covenant in the debt securities or the indenture for 60 days after written notice specifying the failure from the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series; and

●	certain events involving bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

The trustee may withhold notice to the holders of the debt securities of any series of any default, except in payment of principal of or premium, if any, or interest on the debt securities of a series, if the trustee considers it to be in the best interest of the holders of the debt securities of that series to do so.

If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization) occurs, and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of any series may accelerate the maturity of the debt securities. If this happens, the entire principal amount, plus the premium, if any, of all the outstanding debt securities of the affected series plus accrued interest to the date of acceleration will be immediately due and payable. At any time after the acceleration, but before a judgment or decree based on such acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount of outstanding debt securities of such series may rescind and annul such acceleration if:

●	all events of default (other than nonpayment of accelerated principal, premium or interest) have been cured or waived;

●	all lawful interest on overdue interest and overdue principal has been paid; and

●	the rescission would not conflict with any judgment or decree.

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In addition, if the acceleration occurs at any time when we have outstanding indebtedness that is senior to the debt securities, the payment of the principal amount of outstanding debt securities may be subordinated in right of payment to the prior payment of any amounts due under the senior indebtedness, in which case the holders of debt securities will be entitled to payment under the terms prescribed in the instruments evidencing the senior indebtedness and the indenture.

If an event of default resulting from certain events of bankruptcy, insolvency or reorganization occurs, the principal, premium and interest amount with respect to all of the debt securities of any series will be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the debt securities of that series.

The holders of a majority in principal amount of the outstanding debt securities of a series will have the right to waive any existing default or compliance with any provision of the indenture or the debt securities of that series and to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain limitations specified in the indenture.

No holder of any debt security of a series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless:

●	the holder gives to the trustee written notice of a continuing event of default;

●	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series make a written request and offer reasonable indemnity to the trustee to institute a proceeding as trustee;

●	the trustee fails to institute a proceeding within 60 days after such request; and

●	the holders of a majority in aggregate principal amount of the outstanding debt securities of the affected series do not give the trustee a direction inconsistent with such request during such 60-day period.

These limitations do not, however, apply to a suit instituted for payment on debt securities of any series on or after the due dates expressed in the debt securities.

We will periodically deliver certificates to the trustee regarding our compliance with our obligations under the indenture.

Modification of an Indenture

From time to time, we and the trustee may, without the consent of holders of the debt securities of one or more series, amend the indenture or the debt securities of one or more series, or supplement the indenture, for certain specified purposes, including:

●	to provide that the surviving entity following a change of control permitted under the indenture will assume all of our obligations under the indenture and debt securities;

●	to provide for certificated debt securities in addition to uncertificated debt securities;

●	to comply with any requirements of the SEC under the Trust Indenture Act;

●	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

●	to cure any ambiguity, defect or inconsistency, or make any other change that does not materially and adversely affect the rights of any holder; and

●	to appoint a successor trustee under the indenture with respect to one or more series.

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From time to time we and the trustee may, with the consent of holders of at least a majority in principal amount of an outstanding series of debt securities, amend or supplement the indenture or the debt securities series, or waive compliance in a particular instance by us with any provision of the indenture or the debt securities. We may not, however, without the consent of each holder affected by such action, modify or supplement the indenture or the debt securities or waive compliance with any provision of the indenture or the debt securities in order to:

●	reduce the amount of debt securities whose holders must consent to an amendment, supplement, or waiver to the indenture or such debt security;

●	reduce the rate of or change the time for payment of interest or reduce the amount of or postpone the date for payment of sinking fund or analogous obligations;

●	reduce the principal of or change the stated maturity of the debt securities;

●	make any debt security payable in money other than that stated in the debt security;

●	change the amount or time of any payment required or reduce the premium payable upon any redemption, or change the time before which no such redemption may be made;

●	waive a default in the payment of the principal of, premium, if any, or interest on the debt securities or a redemption payment;

●	waive a redemption payment with respect to any debt securities or change any provision with respect to redemption of debt securities; or

●	take any other action otherwise prohibited by the indenture to be taken without the consent of each holder affected by the action.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

The indenture permits us, at any time, to elect to discharge our obligations with respect to one or more series of debt securities by following certain procedures described in the indenture. These procedures will allow us either:

●	to defease and be discharged from any and all of our obligations with respect to any debt securities except for the following obligations (which discharge is referred to as “legal defeasance”);

●	to register the transfer or exchange of such debt securities;

●	to replace temporary or mutilated, destroyed, lost or stolen debt securities;

●	to compensate and indemnify the trustee;

●	to maintain an office or agency in respect of the debt securities and to hold monies for payment in trust; or

●	to be released from our obligations with respect to the debt securities under certain covenants contained in the indenture, as well as any additional covenants which may be contained in the applicable supplemental indenture (which release is referred to as “covenant defeasance”).

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In order to exercise either defeasance option, we must irrevocably deposit with the trustee or other qualifying trustee, in trust for that purpose:

●	money;

●	U.S. Government Obligations (as described below) or Foreign Government Obligations (as described below) that through the scheduled payment of principal and interest in accordance with their terms will provide money; or

●	a combination of money and/or U.S. Government Obligations and/or Foreign Government Obligations sufficient in the written opinion of a nationally-recognized firm of independent accountants to provide money;

that, in each case specified above, provides a sufficient amount to pay the principal of, premium, if any, and interest, if any, on the debt securities of the series, on the scheduled due dates or on a selected date of redemption in accordance with the terms of the indenture.

In addition, defeasance may be effected only if, among other things:

●	in the case of either legal or covenant defeasance, we deliver to the trustee an opinion of counsel, as specified in the indenture, stating that as a result of the defeasance neither the trust nor the trustee will be required to register as an investment company under the Investment Company Act of 1940;

●	in the case of legal defeasance, we deliver to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that, or there has been a change in any applicable federal income tax law with the effect that (and the opinion shall confirm that), the holders of outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes solely as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner, including as a result of prepayment, and at the same times as would have been the case if legal defeasance had not occurred;

●	in the case of covenant defeasance, we deliver to the trustee an opinion of counsel to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if covenant defeasance had not occurred; and

●	certain other conditions described in the indenture are satisfied.

If we fail to comply with our remaining obligations under the indenture and applicable supplemental indenture after a covenant defeasance of the indenture and applicable supplemental indenture, and the debt securities are declared due and payable because of the occurrence of any undefeased event of default, the amount of money or U.S. Government Obligations or Foreign Government Obligations on deposit with the trustee could be insufficient to pay amounts due under the debt securities of the affected series at the time of acceleration. We will, however, remain liable in respect of these payments.

The term “U.S. Government Obligations” as used in the above discussion means securities that are direct obligations of or non-callable obligations guaranteed by the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

The term “Foreign Government Obligations” as used in the above discussion means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars, (1) direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged or (2) obligations of a person controlled or supervised by or acting as an agent or instrumentality of such government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which in either case under clauses (1) or (2), are not callable or redeemable at the option of the issuer.

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Regarding the Trustee

We will identify the trustee with respect to any series of debt securities in the prospectus supplement relating to the applicable debt securities. You should note that if the trustee becomes a creditor of ours, the indenture and the Trust Indenture Act limit the rights of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates. If, however, the trustee acquires any “conflicting interest” within the meaning of the Trust Indenture Act, it must eliminate such conflict or resign.

The holders of a majority in principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. If an event of default occurs and is continuing, the trustee, in the exercise of its rights and powers, must use the degree of care and skill of a prudent person in the conduct of his or her own affairs. Subject to that provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee reasonable indemnity or security.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

Each indenture provides that no incorporator and no past, present or future stockholder, officer or director of our Company or any successor corporation in those capacities will have any individual liability for any of our obligations, covenants or agreements under the debt securities or such indenture.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

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DESCRIPTION OF WARRANTS

We may issue warrants to purchase common stock, preferred stock, depositary shares, debt securities or units. Each issue of warrants will be the subject of a warrant agreement which will contain the terms of the warrants. In the event that we issue warrants, we will distribute a prospectus supplement with regard to each issue of warrants. Each prospectus supplement will describe, as to the warrants to which it relates:

●	the securities which may be purchased by exercising the warrants (which may be common stock, preferred stock, depositary shares, debt securities or units consisting of two or more of those types of securities);

●	the exercise price of the warrants (which may be wholly or partly payable in cash or wholly or partly payable with other types of consideration);

●	the period during which the warrants may be exercised;

●	any provision adjusting the securities which may be purchased on exercise of the warrants and the exercise price of the warrants in order to prevent dilution or otherwise;

●	the place or places where warrants can be presented for exercise or for registration of transfer or exchange; and

●	any other material terms of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase for cash the amount of common stock, preferred stock, depositary shares, debt securities or units at the exercise price stated or determinable in the applicable prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement.

Until a holder exercises the warrants to purchase any securities underlying the warrants, the holder will not have any rights as a holder of the underlying securities by virtue of ownership of warrants.

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DESCRIPTION OF UNITS

We may issue securities in units, each consisting of two or more types of securities. For example, we might issue units consisting of a combination of debt securities and warrants to purchase common stock. If we issue units, the prospectus supplement relating to the units will contain the information described above with regard to each of the securities that is a component of the units. In addition, each prospectus supplement relating to units will:

●	state how long, if at all, the securities that are components of the units must be traded in units, and when they can be traded separately;

●	state whether we will apply to have the units traded on a securities exchange or securities quotation system; and

●	describe how, for U.S. federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

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PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus and applicable prospectus supplements in one or more of the following ways from time to time: (i) to or through underwriters or dealers, (ii) directly to one or more purchasers, including our affiliates, (iii) through agents, (iv) through a combination of any these methods, or (v) through any other method permitted by applicable law.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus, includes, without limitation, through:

●	an “at the market” offering, within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended, or the “Securities Act,” to or through a market maker or into an existing trading market on an exchange or otherwise;

●	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

●	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

●	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

●	privately negotiated transactions.

The securities may be distributed at a fixed price or prices, which may be changed, based on market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement relating to an offering of securities will set forth the terms of such offering, including:

●	the name or names of any underwriters or agents, if any;

●	the name or names of any managing underwriter or underwriters, if any;

●	the name or names of any broker/dealers or placement agents, if any;

●	the purchase price of the securities;

●	any over-allotment options under which underwriters may purchase additional securities;

●	the net proceeds from the sale of the securities;

●	any delayed delivery arrangements;

●	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

●	any initial public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers;

●	any commissions paid to agents; and

●	any securities exchange or market on which the securities may be listed.

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Sale Through Underwriters or Dealers

Only underwriters named in a prospectus supplement are underwriters of the securities offered by such prospectus supplement.

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters without a syndicate. Unless otherwise indicated in a prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. The dealers may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

The maximum compensation or discount to be received by any FINRA member or independent broker-dealer will not be greater than 8% for the sale of any securities being registered hereunder pursuant to Rule 415 of the Securities Act.

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. Any applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in a prospectus supplement.

Delayed Delivery Contracts

If an applicable prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

We may elect to list offered securities on an exchange or in the over-the-counter market. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Certain persons participating in an offering may engage in overallotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with rules and regulations under the Exchange Act. Overallotment involves the sale in excess of the offering size, which create a short position. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

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LEGAL MATTERS

Holland & Hart LLP, Las Vegas, Nevada, and Loeb & Loeb LLP, New York, New York, or other counsel selected by the Company with regard to a particular offering, who will be named in the prospectus supplement relating to that offering, will pass upon the validity of any securities we offer by this prospectus. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2025 and for the year ended December 31, 2025, incorporated in this prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, have been so incorporated in reliance on the report of BPM LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing. The consolidated financial statements of the Company as of December 31, 2024 and for the year ended December 31, 2024, incorporated in this prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, have been so incorporated in reliance on the report of Haskell & White LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Exchange Act and, in accordance with these requirements, we file annual, quarterly and current reports, proxy statements, information statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. In addition, we provide free access to these materials through our website, www.fgnexus.io, as soon as reasonably practicable after they are filed with or furnished to the SEC. Information contained on, or that may be accessible through, our website is not a part of, and is not incorporated into, this prospectus.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus and any prospectus supplement. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s website.

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INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information in this document. This means that we can disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be an important part of this prospectus, except for any information that is superseded by information that is included directly in this document.

We are incorporating by reference in this prospectus the following documents which we have previously filed with the SEC (other than any portions of the Current Reports on Form 8-K that were furnished pursuant to Item 2.02 or 7.01 of Form 8-K or other applicable SEC rules):

(1)	Definitive Proxy Statement on Schedule 14A filed on October 31, 2025 (File No 001-36366);
(2)	Additional Definitive Proxy Material on Schedule 14A filed on October 31, 2025 (File No 001-36366);
(3)	Annual Report on Form 10-K for the year ended December 31, 2025, filed on March 27, 2026 (File No. 001-36366);
(4)	Current Report on Form 8-K filed with the SEC on February 13, 2026 (File No 001-36366);
(5)	Current Report on Form 8-K filed with the SEC on February 27, 2026 (File No 001-36366);
(6)	Current Report on Form 8-K filed with the SEC on March 23, 2026 (File No 001-36366); and
(7)	Current Report on Form 8-K filed with the SEC on April 7, 2026 (File No 001-36366).

Whenever after the date of filing the registration statement of which this prospectus is a part, and until all of the securities to which this prospectus relates have been sold or the offering is otherwise terminated, we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, those reports and documents will be deemed to be part of this prospectus from the time they are filed. Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Nothing in this prospectus will be deemed to incorporate information furnished by us on Form 8-K that under the rules of the SEC, is not deemed “filed” for purposes of the Exchange Act.

You may request, without charge, a copy of any incorporated document (excluding exhibits, unless we have specifically incorporated an exhibit in an incorporated document) by writing or telephoning us at our principal executive offices at the following address:

FG Nexus Inc.

Attention: Investor Relations

6408 Bannington Road

Charlotte, North Carolina 28226

(704) 994-8279

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$5,000,000,000

FG Nexus Inc.

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Units

PROSPECTUS